Exhibit 4.14

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NICE SYSTEMS, INC.,

DIAG ACQUISITION CORP.,

NEXIDIA INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of January 10, 2016

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(Continued)

ii

(Continued)

Page

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 10, 2016 (this “Agreement”), is by and among NICE Systems, Inc., a Delaware corporation (the “Parent”), Diag Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), Nexidia Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholder Representative hereunder.

RECITALS

WHEREAS, the Board of Directors of the Company has (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated hereby are advisable and fair to, and in the best interests of, the holders of the Company’s common stock (the holders thereof, the “Stockholders”) and the holders of the Company’s preferred stock (the holders thereof, the “Preferred Stockholders,” and the Preferred Stockholders together with the Stockholders, the “Holders”), (ii) approved and declared advisable the Merger upon the terms and subject to the conditions set forth in this Agreement pursuant to the General Corporation Law of the State of Delaware (“Delaware Law”) and (iii) resolved to recommend that the Holders approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger;

WHEREAS, promptly following the execution and delivery of this Agreement, the Company will deliver to the Parent and Merger Sub, in substantially the form attached hereto as Exhibit A, (i) written consents of certain Stockholders and Preferred Stockholders (the “Stockholder Written Consent”), and (ii) written consents of certain holders of Senior Preferred Stock (the “Preferred Stockholder Written Consent,” and together with the Stockholder Written Consent, the “Written Consents”), which shall together be sufficient to approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger, in accordance with the Constituent Documents and Delaware Law;

WHEREAS, concurrent with the execution and delivery hereof, the Company has delivered to the Parent Joinder Agreements (as defined below) duly executed by Holders and Warrantholders to whom, together with the holders of Common Stock and Cashed-Out Options, in excess of 98.0% of the Gross Merger Consideration is attributable hereunder;

WHEREAS, in connection with the transactions contemplated hereby, certain key employees of the Company have entered into employment arrangements to be effective at Closing in form and substance reasonably satisfactory to the Parent (the “Employment Arrangements”); and

WHEREAS, the Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I DEFINITIONS

Section 1.1 Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, formal inquiry, proceeding, audit, investigation, reissue, reexamination, interference, opposition, cancellation or Internet domain name dispute resolution by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adjustment Escrow Amount” means $2,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Exercise Price” means the aggregate cash exercise price payable upon the exercise in full of (i) all In-the-Money Options and (ii) the Warrants.

“Aggregate Liquidation Preference” means, with respect to shares of Preferred Stock that have been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which the Holder of such share of Preferred Stock is entitled pursuant to Section 2.7(a), the sum of (i) the product of (a) the Series C Liquidation Preference and (b) the number of Shares of Series C Preferred Stock, (ii) the product of (a) the Series D Liquidation Preference and (b) the number of Shares of Series D Preferred Stock, (iii) the product of (a) the Series E Liquidation Preference and (b) the number of Shares of Series E Preferred Stock, (iv) the product of (a) the Series F Liquidation Preference and (b) the number of Shares of Series F Preferred Stock, and (v) the product of (a) the Series G Liquidation Preference and (b) the number of Shares of Series G Preferred Stock.

“Ancillary Agreements” means the Escrow Agreement, the Stockholder Written Consents, the Preferred Stockholder Written Consents, the Disclosure Schedules, and all other agreements, documents, certificates and instruments required to be delivered by any party pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or Israel.

“Capital Leases” means the capital leases of the Company determined in accordance with GAAP.

“Cash” means cash (including cash on hand and cash in bank accounts), cash equivalents and freely marketable securities held by the Company or any Subsidiary, determined in accordance with GAAP.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“CFIUS Approval” shall mean CFIUS’s completion of a review, and any investigation, as needed, of the transactions contemplated by this Agreement, and (i) a determination by CFIUS that the transactions contemplated by this Agreement do not constitute a “covered transaction”, (ii) a determination by CFIUS that there are no unresolved national security issues with respect to the transactions contemplated by this Agreement, or (iii) the President of the United States shall not have acted pursuant to Section 721 of the Defense Production Act of 1950, as amended, to suspend or prohibit the consummation of the transactions contemplated by this Agreement, and the applicable period of time for the President of the United States to take such action shall have expired.

“Closing Merger Consideration” means (i) the Enterprise Value, plus (ii) the Aggregate Exercise Price, plus or minus (iii) the amount of the Estimated Cash less the Estimated Indebtedness for borrowed money (with a positive amount being added to the Enterprise Value and a negative amount being deducted from the Enterprise Value), minus (iv) the amount by which the Estimated Net Working Capital falls short of the Target Net Working Capital, minus (v) the Estimated Transaction Expenses, minus (vi) the Indemnity Escrow Amount, minus (vii) the Adjustment Escrow Amount, minus (viii) the Expense Fund.  For the avoidance of doubt, in the event the Estimated Net Working Capital exceeds the Target Net Working Capital, there shall be no positive adjustment to the Closing Merger Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001, of the Company.

“Company Holder Approval” means the delivery of Written Consents sufficient to approve and adopt this Agreement and approve each of the transactions contemplated hereby, including the Merger, by (i) the Holders of a majority of the outstanding Shares of Common Stock and the outstanding Shares of Preferred Stock, voting as a single class on an as-converted basis, and (ii) the Holders of 66-2/3% of the outstanding Shares of Senior Preferred Stock, voting together as a single class on an as-converted basis.

“Constituent Documents” means the Fifth Amended and Restated Certificate of Incorporation of the Company, dated as of August 22, 2012, as thereafter amended (the “Charter”), the Fifth Amended and Restated Stockholders Agreement dated as of August 22, 2012 as thereafter amended, by and among the Company and certain Holders, and the Company’s bylaws.

“Contract” means any legally binding contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“delivered” or “made available” means, with respect to any statement in Article III of this Agreement to the effect that any such information, document or other material has been “delivered” to the Parent or its Representatives, that such information, document or material was (i) available for review by the Parent or its Representatives in the virtual data room set up by the Company at rrdvenue.com in connection with this Agreement or (ii) otherwise actually delivered to the Parent or any of its Representatives, in each case at least one Business Day prior to the date hereof.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest,mortgage, lien, license on Intellectual Property, option, pledge, security interest, easement, encroachment, right of first refusal of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Value” means $135,000,000.

“Escrow Agent” means JPMorgan Chase Bank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Parent, the Securityholder Representative and the Escrow Agent, substantially in the form of Exhibit B.

“Exchange Ratio” means the quotient of (a) the Gross Per Common Share Merger Consideration divided by (b) the average closing price of NICE Ordinary Shares on the Nasdaq Stock Market in the five Business Days immediately preceding the Closing Date.

“Expense Fund” means a dollar amount equal to $150,000.

“Fraud” means a willful and knowing misrepresentation made with the specific intent to deceive.

“Fully Diluted Share Number” means (i) the aggregate number of Shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Senior Preferred Stock (other than Cancelled Shares and, with respect to the Series A Preferred Stock, Series B Preferred Stock and Senior Preferred Stock, on an as-converted basis) outstanding as of immediately prior to the Effective Time, plus (ii) the aggregate number of Shares issuable upon the exercise in full of all Options (whether vested or unvested) outstanding as of immediately prior to the Effective Time (other than any Out-of-the-Money Options that will be cancelled in accordance with the last sentence of Section 2.9(a)), plus (iii) the aggregate number of Shares issuable upon the exercise in full of the Warrants.  For the avoidance of doubt, the Fully Diluted Share Number shall not include any equity awards issued by the Company at the Parent’s request pursuant to Section 2.9(e).

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Gross Merger Consideration” means (i) the Enterprise Value, plus (ii) the Aggregate Exercise Price, plus or minus (iii) the amount of the Estimated Cash less the Estimated Indebtedness for borrowed money (with a positive amount being added to the Enterprise Value and a negative amount being deducted from the Enterprise Value), minus (iv) the amount by which the Estimated Net Working Capital falls short of the Target Net Working Capital, minus (v) the Estimated Transaction Expenses.  For the avoidance of doubt, in the event the Estimated Net Working Capital exceeds the Target Net Working Capital, there shall be no positive adjustment to the Gross Merger Consideration.

“Gross Per Common Share Merger Consideration” means (i) the Gross Merger Consideration minus (ii) the Aggregate Liquidation Preference divided by (iii) the Fully Diluted Share Number.

“In-the-Money Option” means an Option having a per share Common Stock exercise price less than the Gross Per Common Share Merger Consideration.

“Indebtedness” means, with respect to the Company, as of 11:59 p.m. Eastern time on the date immediately preceding the Closing Date and without duplication, (i) all indebtedness for borrowed money (including the current portion thereof) or incurred in substitution or exchange for indebtedness for borrowed money, together with all prepayment premiums, penalties and accrued interest thereon and other costs, fees and expenses payable in connection therewith, (ii) all liabilities under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) all liabilities evidenced by a bond, debenture, surety bond, mortgage, debt security or similar instrument or any option, warrant or other right to acquire debt securities of the Company, (iv) all indebtedness under derivatives, swap or exchange agreements, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs (including any off balance sheet loan and capital gain termination fees), redemption costs, expenses and other charges with respect to any of the foregoing, (v) all indebtedness or liabilities secured by any security interest on any property or assets of the Company, (vi) all liabilities under securitization or receivables factoring arrangements or transactions, (vii) all liabilities and obligations (including accrued interest) under a lease agreement that would be required to be capitalized pursuant to GAAP, including any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases, only, with respect to any breakage costs, to the extent that such breakage costs are required to be paid at Closing, (viii) all liabilities and obligations for the deferred purchase price of property or services, whether contingent or absolute, and including, without limitation, any conditional sale, title retention agreement, earn-outs or transaction, retention or similar bonuses payable in connection therewith, (ix) all liabilities of any third-party of the types described above that are guaranteed by the Company, any other agreement to maintain any financial statement condition of any other Person and obligations under any letter of credit arrangement (whether or not drawn), and (x) any unpaid management fees.

“Indemnity Escrow Amount” means $9,600,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Intellectual Property” means all United States and foreign intellectual property, including (i) trademarks, service marks, trade names, URLs, social media user names, Internet domain names, slogans, logos, trade dresses and other source indicators, and all applications and registrations for all of the foregoing, including all extensions, modifications and renewals thereof, together with all goodwill related to the foregoing; (ii) works of authorship, copyrights and copyrightable works (including Products, advertising and promotional material, Software and Websites), including all translations, adaptations, derivations, and combinations thereof and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof; (iii) patents and patent applications, including all divisions, continuations, continuations-in-part, renewals, extensions, reexams and reissues thereof; (iv) trade secrets, know how, inventions, discoveries, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, databases, pricing and cost information, business and marketing plans and proposals and other proprietary and confidential information; (v) all recordings, disclosures, foreign counterparts, and other legal protections and rights related to the items described in any of clauses (i) through (iv); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments of any of the foregoing, in each instance in whatever form or medium.

“Joinder Agreement” means a joinder and indemnification agreement in the form attached hereto as Exhibit C, pursuant to which, among other things, the Securityholder executing such agreement agrees to be bound by the provisions of this Agreement, including the escrow and indemnification provisions set forth herein.

“knowledge,” means, with respect to the Company, the actual knowledge of John Willcutts, Thomas Allgood, Jon Ezrine, Larry Skowronek, John May, Mark Reich and Gordon Edwards, as well as the knowledge such Persons would have in the usual and customary course of performance of their duties.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, or any injunction, judgment, decree or order in which the party in question is a named party, in each case of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from or arising out of (A) changes in the general economy or changes generally affecting the industries in which the Company operates or the financial, debt, credit or securities markets in the United States or elsewhere, (B) political conditions, acts of war, acts of terrorism or natural disasters or other force majeure events, or (C) the announcement or pendency of the transactions contemplated by this Agreement, except to the extent that any event, change, circumstance, occurrence, effect or state of facts resulting from or arising out of the matters described in clauses (A) and (B) is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies that operate in the industries in which the Company operates.

“Merger Consideration” means (i) the Closing Merger Consideration, subject to adjustment in accordance with Section 2.13, plus (ii) any amounts paid to the Securityholders out of the Indemnity Escrow Fund, plus (iii) any amounts paid to the Securityholders out of the Adjustment Escrow Fund, plus (iv) any amounts paid to the Securityholders out of the Expense Fund.

“Net Working Capital” means, as of 11:59 p.m. Eastern time on the date immediately prior to the Closing Date, an amount equal to: (x) current assets (excluding Cash), minus (y) current liabilities and Capital Leases.  The calculation of the Net Working Capital shall be made in accordance with GAAP consistent with the accounting policies applied in the Financial Statements and in the event of any inconsistency between GAAP and the other accounting policies applied by the Company in the Financial Statements, GAAP shall prevail.  Notwithstanding the foregoing, the following shall apply to the calculation of the Net Working Capital:

(1)    Net Working Capital shall exclude Transaction Expenses;

(2)    Any unclaimed, available or pending R&D tax credits through Closing which are collectible by the Parent through the end of 2016 shall be deemed current assets;

(3)    Deferred revenue amount in excess of $22,000,000 will be included as a current liability at its full value;

(4)    Deferred revenues, up to a maximum balance amount of $22,000,000, will be included as a current liability at cost of delivery value.  Cost of delivery will be calculated by applying a fixed percentage (based on the average cost of goods sold in the preceding 12 months) to the total amount of the deferred revenue balance.  Based on the information available as of the date hereof, the parties estimate cost of delivery to be 29%;

(5)    All compensation costs (including amongst other bonuses and  commissions), and outstanding obligations to employees and pensions to be properly accrued as part of liabilities;

(6)    Deferred commissions will be included as part of current assets for the purpose of calculating Net Working Capital at an amount that will not exceed the deferred commissions accrual included in the current liabilities portion of the Balance Sheet;

(7)    An amount equal to $700,000, representing the Company’s contribution toward severance payments to be made after Closing by the Surviving Corporation to certain Company employees to be identified by Parent or the Surviving Corporation, will be included as a current liability; and

(8)    Current liabilities shall be calculated without duplication of any current liabilities amounts already included as Indebtedness for borrowed money.

“NICE Ordinary Shares” means the ordinary shares, par value one New Israeli Shekel per share, of NICE-Systems Ltd., the parent company of Parent.

“Option” means each outstanding right to purchase a single share of Common Stock issued under the Option Plan for a fixed exercise price per share of Common Stock.

“Option Plan” means the Nexidia Inc. 2005 Stock Incentive Plan, as amended andrestated July 5, 2006, as amended and restated October 13, 2010, as amended and restated February 2, 2011, as amended and restated May, 2013, as amended and restated August 12, 2014, and may be as amended from time to time.

“Out-of-the-Money Option” means an Option having a per share Common Stock exercise price equal to or greater than the Gross Per Common Share Merger Consideration.

“Owned Intellectual Property” means all Intellectual Property owned, purported to be owned or exclusively licensed by the Company or any of its Subsidiaries.

“Participating Securityholder” means each holder of Common Stock (with respect only to the Common Stock held by such holder unless such holder has executed a Joinder Agreement), each holder of Series A Preferred Stock, each holder of Series B Preferred Stock, each holder of Cashed-Out Options, each Warrantholder and each other Securityholder that has executed and delivered a Joinder Agreement to the Company and the Parent.

“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable; (ii) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (iii) with respect to Company securities, any restrictions on transfer imposed by applicable federal and state securities laws; and (iv) such imperfections of title and encumbrances (other than imperfections of title to, or encumbrances on, Intellectual Property), if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Post-Closing Tax Period” means a Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means a Tax period ending on or before the Closing Date.

“Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

“Pro Rata Percentage” means, with respect to any Participating Securityholder, a ratio (expressed as a percentage) equal to (i) the amount of Gross Merger Consideration payable to such Participating Securityholder divided by (ii) (A) the Gross Merger Consideration minus (B) the Aggregate Exercise Price, in each case, payable to all Participating Securityholders.

“Products” means any and all Websites, Software, Systems, products or service offerings owned or operated by the Company and its Subsidiaries:  (a) sold, licensed or made available to the Company’s customers or users (and any and all updates and modifications with respect thereto under development) on or prior to the date hereof and (b) under development by the Company on or prior to the date hereof and scheduled for release within six months after the date of this Agreement.

“Registered” means issued, registered, renewed or the subject of a pending application.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of such Person or of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding voting equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors,  principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, election, claim for refund, statement, information statement or return and other document filed or required to be filed with a Governmental Authority, or maintained or required to be maintained, with respect to Taxes, including any related or supporting schedule, statement, information or attachment thereto and including any amendment thereof or supplement thereto.

“Securityholders” means the holders of Preferred Stock, Common Stock, Options and Warrants.

“Senior Preferred Stock” means the issued and outstanding Shares of Series F Preferred Stock and Series G Preferred Stock.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Series B Preferred Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Series C Liquidation Preference” means $3.5349, plus accrued but unpaid dividends per share of Series C Preferred Stock.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Series D Liquidation Preference” means $3.5366, plus accrued but unpaid dividends per share of Series D Preferred Stock.

“Series D Preferred Stock” means the Series D Preferred Stock, par value $0.0001 per share, of the Company.

“Series E Liquidation Preference” means $7.93, plus accrued but unpaid dividends per share of Series F Preferred Stock.

“Series E Preferred Stock” means the Series E Preferred Stock, par value $0.0001 per share, of the Company.

“Series F Liquidation Preference” means $2.6447, plus accrued but unpaid dividends per share of Series F Preferred Stock.

“Series F Preferred Stock” means the Series F Preferred Stock, par value $0.0001 per share, of the Company.

“Series G Liquidation Preference” means $5.2894, plus accrued but unpaid dividends per share of Series G Preferred Stock.

“Series G Preferred Stock” means the Series G Preferred Stock, par value $0.0001 per share, of the Company.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Systems” means servers, hardware systems, databases, circuits, networks, data processing, account management, inventory management, and other computer, communications and telecommunications assets and equipment.

“Target Net Working Capital” means $0.

“Taxes” means:  (i) all federal, state, local, foreign and other income, net income, gross income, gross receipts, estimated, add-on minimum, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, welfare, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, levies, tariff, impost, escheat or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return) imposed by a Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company, any of its Subsidiaries or any Person that the Company or any Subsidiary pays or reimburses or is otherwise legally obligated to pay or reimburse, in connection with the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with satisfying any closing deliverables, including, without limitation, obtaining the release and termination of any Encumbrances, amounts payable in connection with the termination of any employment agreement, and any fees or expenses incurred in obtaining any consents or waivers; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby based on arrangements made by or on behalf of the Company or any of its Affiliates; (v) the amount of any change of control, severance, retention, transaction or similar bonus or other amount arising as a result of or in connection with this Agreement or the Ancillary Agreements (excluding, for the avoidance of doubt, any such amounts that may become payable in connection with actions taken by, or agreements entered into with, the Parent); (vi) the employer portion of any payroll taxes associated with any of the foregoing; (vii) any Transfer Taxes; and (viii) 50% of the fees of the Escrow Agent and Paying Agent.

“Warrantholders” means any holder of Warrants.

“Warrants” mean the (i) warrants to purchase up to 148,000 Series G Preferred Stock issued February 13, 2013 and (ii) warrants to purchase up to 60,000 Series G Preferred Stock issued September 30, 2013.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software owned or licensed by the Company and used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

Section 1.2    Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Proposal	5.3(a)
Aggregate Option Consideration	2.9(a)
Aggregate Share Consideration	2.7(a)
Aggregate Warrant Consideration	2.9(c)
Agreement	Preamble
Applicable Accounting Principles	2.12(a)
Balance Sheet	3.6(b)
Cancelled Shares	2.7(c)
Cashed-Out Options	2.9(a)
CERCLA	3.16(f)(ii)
Certificate of Merger	2.2(b)
Certificates	2.10(b)
Charter	1.1
Closing	2.2(a)
Closing Cash	2.13(a)
Closing Date	2.2(a)
Closing Indebtedness	2.13(a)
Closing Net Working Capital	2.13(a)
Closing Transaction Expenses	2.13(a)
Company	Preamble
Company 401(k) Plan	5.14
Company IT Systems	3.21(f)
Company Related Materials	9.19
Confidentiality Agreement	5.8
Consideration Schedule	2.12(b)
Contest	5.11(c)
Debt Payoff Letter	6.3(h)
Delaware Law	Recitals
Disclosure Schedules	Article III
Dissenting Shares	2.8
Effective Time	2.2(b)
Employee Plans	3.10(a)
Employment Arrangements	Recitals
Environmental Laws	3.16(f)(i)
ERISA	3.10(a)
ERISA Affiliates	3.10(a)
ERISA Affiliates	2.12(a)
Estimated Indebtedness	2.12(a)
Estimated Net Working Capital	2.12(a)
Estimated Transaction Expenses	2.12(a)
Final Closing Statement	2.13(a)
Financial Projections	3.6(c)

Definition	Location

Financial Statements	3.6(a)
Firm	9.19
Fundamental Representations	7.1
Hazardous Substances	3.16(f)(ii)
Holders	Recitals
HSR Act	3.3(b)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Independent Accounting Firm	2.13(c)
Information Statement	3.23
Infringe	3.14(e)
Interim Financial Statements	3.6(a)
Losses	7.2
Majority Holders	2.15(a)
Material Contracts	3.17(a)
Merger	Recitals
Merger Sub	Preamble
Net Adjustment Amount	2.13(f)
Notice of Disagreement	2.13(b)
Open Source License	3.14(g)
Outside Date	8.1(c)
Parent	Preamble
Paying Agent	2.10(a)
Permits	3.8(b)
Personal Information	3.21(a)
Preferred Stockholder Written Consent	Recitals
Preferred Stockholders	Recitals
Preliminary Closing Statement	2.12(a)
Privacy Laws	3.21(a)
Release	3.16(f)(iii)
Representative Losses	2.15(c)
Schedule Supplement	5.6
Securityholder Representative	2.15(a)
Shares	2.7
Stockholder Written Consent	Recitals
Stockholders	Recitals
Straddle Period	5.11(a)
Surviving Corporation	2.1
Third Party Claim	7.4(a)
Transfer Taxes	5.11(f)
Written Consents	Recitals

ARTICLE II
THE MERGER

Section 2.1    The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with Delaware Law, Merger Sub shall be merged with and into the Company pursuant to which (a) the separate corporate existence of Merger Sub shall cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned Subsidiary of the Parent and (c) all of the properties, rights, privileges, powers and franchises of the Company will vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.2   Closing; Effective Time.

(a)    The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m., New York time, on the second Business Day (other than Friday) following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the parties mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)    As soon as practicable on the Closing Date, the parties shall cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with the relevant provisions of Delaware Law.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger.  The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3   Effects of the Merger.  The Merger shall have the effects provided for in this Agreement and in the applicable provisions of Delaware Law.

 Section 2.4   Certificate of Incorporation and Bylaws.

(a)    At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to contain the provisions of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the legal name of the Surviving Corporation shall remain “Nexidia Inc.”), and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)    At the Effective Time, and without any further action on the part of the Company or the Merger Sub, the bylaws of the Company shall be amended and restated in their entirety to contain the provisions of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

Section 2.5   Directors; Officers.  From and after the Effective Time, (a) the directors of Merger Sub serving immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.6   Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.7   Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Parent, Merger Sub, the Company or any holder of any shares of Common Stock or Preferred Stock (collectively, the “Shares”) or any shares of capital stock of Merger Sub:

(a)     With respect to the Shares issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and any Dissenting Shares:

(i)     each Share of Series A Preferred Stock, in accordance with Section C.2(a)(viii) of Article FIFTH of the Charter, shall be converted into the right to receive the Gross Per Common Share Merger Consideration, in cash, without interest;

(ii)     each Share of Series B Preferred Stock, in accordance with Section C.2(a)(viii) of Article FIFTH of the Charter, shall be converted into the right to receive the Gross Per Common Share Merger Consideration, in cash, without interest;

(iii)     each Share of Series C Preferred Stock shall be converted into the right to receive the Series C Liquidation Preference, in cash, without interest;

(iv)     each Share of Series D Preferred Stock shall be converted into the right to receive the Series D Liquidation Preference, in cash, without interest;

(v)      each Share of Series E Preferred Stock shall be converted into the right to receive the Series E Liquidation Preference, in cash, without interest;

(vi)     each Share of Series F Preferred Stock shall be converted into the right to receive the Series F Liquidation Preference plus the Gross Per Common Share Merger Consideration, in cash, without interest;

(vii)    each Share of Series G Preferred Stock shall be converted into the right to receive the Series G Liquidation Preference plus the Gross Per Common Share Merger Consideration, in cash, without interest; and

(viii)    each Share of Common Stock shall be converted into the right to receive the Gross Per Common Share Merger Consideration, in cash, without interest, in each case, less any amounts that must be contributed by Participating Securityholders in respect of such Shares into the Indemnity Escrow Fund, Adjustment Escrow Fund or Expense Fund; provided any amounts contributed to the Indemnity Escrow Fund, Adjustment Escrow Fund or Expense Fund will be released at the respective times and subject to the contingencies specified in this Agreement and the Escrow Agreement (the aggregate amount of consideration payable in respect of the Shares, the “Aggregate Share Consideration”);

(b)    Each Share that is owned by the Parent or Merger Sub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(c)    Each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore (the Shares described in Section 2.7(b) and this Section 2.7(c), “Cancelled Shares”); and

(d)    Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.8     Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) outstanding immediately prior to the Effective Time and held by a Holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Section 262 of Delaware Law, if such Section provides for appraisal rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Merger Consideration unless and until such Holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under Delaware Law.  If, after the Effective Time, any such Holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Holder is entitled pursuant to Section 2.7(a), without interest.  The Company shall give the Parent (a) prompt notice of any demands received by the Company for appraisal of Shares, attempted written withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company relating to Holders’ rights to appraisal with respect to the Merger and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under Delaware Law; provided, however, that any settlement of any such negotiations or proceedings shall be handled as settlement of a Third Party Claim pursuant to the procedures set forth in Section 7.4.  The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.9       Options; Warrants.

(a)    At the Effective Time, each In-the-Money Option that is issued and outstanding and vested as of immediately prior to the Effective Time (the “Cashed-Out Options”) shall be cancelled, and in consideration of such cancellation, the Surviving Corporation shall pay as promptly as practicable to such holder an amount in cash equal to the product of (i) the number of Shares for which such Option is exercisable and (ii) the excess of the Gross Per Common Share Merger Consideration over the per Share exercise price of such Option, less any amounts that must be contributed in respect of such Option into the Indemnity Escrow Fund, Adjustment Escrow Fund or Expense Fund, as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (the aggregate consideration to be paid to the holders of Options, subject to adjustment in accordance with Section 2.13, the “Aggregate Option Consideration”).  The amounts described in this Section 2.9(a) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Options.  At the Effective Time, each Out-of-the-Money Option (whether vested or unvested) as of immediately prior to the Effective Time shall be cancelled without consideration payable therefor and shall be of no further force and effect.

(b)    At the Effective Time, each In-the-Money Option issued and outstanding that is unvested as of immediately prior to the Effective Time shall be converted into an option to purchase, on the same terms and conditions (including applicable vesting requirements) applicable to such Option under the applicable Option Plan and award agreement in effect immediately prior to the Effective Time, (i) that number of NICE Ordinary Shares, rounded down to the nearest whole share, equal to the product determined by multiplying (A) the total number of shares of Common Stock subject to such Option immediately prior to the Effective Time by (B) the Exchange Ratio, and (ii) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (A) the exercise price per share at which such Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio.

(c)    The Warrants shall, as of the Effective Time, be cancelled, terminated and converted into the right to receive, and the Paying Agent shall pay to the former Warrantholders in respect of each Warrant an amount in cash equal to the product of (i) the excess, if any, of the Gross Per Common Share Merger Consideration over the exercise price of the Warrant and (ii) the number of Shares of Common Stock previously subject to the Warrant, less any amounts that must be contributed in respect of the Warrant into the Indemnity Escrow Fund, Adjustment Escrow Fund or Expense Fund, as provided in this Agreement and the Escrow Agreement, as applicable, which contributed amounts will be released at the respective times and subject to the contingencies specified herein and therein (subject to adjustment in accordance with Section 2.13, the “Aggregate Warrant Consideration”).  As of the Effective Time, the Warrants shall no longer be outstanding and shall automatically terminate and cease to exist and the Warrantholders shall cease to have any rights with respect to the Warrants, except the right to receive a portion of the Aggregate Warrant Consideration, if any.

(d)    Prior to the Effective Time, the Company shall take all actions necessary to ensure that (i) the Warrants shall terminate as of the Effective Time and (ii) after the Effective Time, neither the Company nor any of its Subsidiaries is bound by any Option, Warrant or other equity-based right that would entitle any Person, other than the Parent or its Affiliates, to beneficially own, or receive any payments in respect of, any capital stock of the Company, the Surviving Corporation or any of their Subsidiaries other than as otherwise provided in this Section 2.9.

(e)    Prior to the Effective Time, the Company shall grant equity awards to certain employees of the Company pursuant to the Option Plan on such terms and conditions as specified by Parent.  Such awards shall be converted into equity awards of NICE-Systems Ltd. as of the Effective Time substantially in accordance with the terms provided for in Section 2.9(b) with respect to the conversion of unvested In-the-Money Options into NICE Ordinary Shares.

Section 2.10   Payment for Shares and Options.

(a)    Prior to the Effective Time, the Parent shall designate and appoint, a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.10 and otherwise reasonably satisfactory to the Company.  Immediately following the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent, for the benefit of the Holders, cash in an amount equal to the Aggregate Share Consideration (which shall not include amounts in respect of the Indemnity Escrow Amount, Adjustment Escrow Amount or Expense Fund), by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the Paying Agent at least two Business Days prior to the Closing Date.  Such cash shall be invested as directed by the Parent or the Surviving Corporation, as the case may be, pending payment thereof by the Paying Agent to the Holders.  Earnings from such investments shall be the sole and exclusive property of the Parent or the Surviving Corporation, as the case may be, and no part thereof shall accrue to the benefit of Holders.

(b)    As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”) and whose Shares were converted with the right to receive the consideration described in Section 2.7(a) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Parent may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor.  Upon surrender of a Certificate for cancellation to the Paying Agent or such other agent or agents as may be appointed by the Parent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (as promptly as practicable) (A) the consideration into which such Shares were converted pursuant to Section 2.7(a) multiplied by (B) the number of Shares of Common Stock and or Preferred Stock formerly represented by such Certificate (less any amounts that must be contributed in respect of such Shares into the Indemnity Escrow Fund, Adjustment Escrow Amount or Expense Fund in accordance with such Person’s Pro Rata Percentage as provided in this Agreement and the Escrow Agreement, as applicable), without interest, and all such Certificates shall, upon such surrender, be cancelled.  Each such Holder shall also be entitled to any amounts that may be payable in respect of the Shares formerly represented by such Certificate from the Indemnity Escrow Fund, Adjustment Escrow Amount or the Expense Fund as provided in this Agreement and the Escrow Agreement, as applicable, at the respective times and subject to the contingencies specified herein and therein.  If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of the Parent and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable.  Until surrendered in accordance with the provisions of this Section 2.10, any Certificate (other than Certificates representing Cancelled Shares or Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the portion of the Merger Consideration payable with respect thereto, in cash, without interest, as contemplated herein.

(c)    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any shares of capital stock thereafter on the records of the Company.  If, after the Effective Time, a Certificate (other than one representing Cancelled Shares or Dissenting Shares) is presented to the Surviving Corporation, it shall be cancelled and exchanged as provided in this Section 2.10.

(d)    All consideration paid upon conversion of the Shares in accordance with the terms of this Article II, and all cash deposited with the Escrow Agent pursuant to this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Shares represented thereby, except as otherwise provided herein or by applicable Law.

(e)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration payable in respect thereof pursuant to Section 2.10(b) for Shares represented thereby; provided, however, that the Surviving Corporation or the Paying Agent may, in their discretion, require the delivery of a satisfactory indemnity.

(f)    At any time following the date that is six months after the Effective Time, the Parent shall be entitled to require the Paying Agent to deliver to Parent any funds (including any interest or other income received with respect thereto), or any Certificates or other documents relating to the Merger in its possession, and thereafter such holders shall be entitled to look to the Parent only as general creditors thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without interest; provided that any such portion of the Merger Consideration payable from the Indemnity Escrow Fund, Adjustment Escrow Amount or Expense Fund shall be held and distributed to the Person(s) entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, as applicable, at the respective times and subject to the contingencies specified herein and therein.  Notwithstanding anything to the contrary in this Section 2.10, to the fullest extent permitted by applicable Law, none of the Paying Agent, the Parent or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    All cash payments to be made under this Section 2.10 shall be made by wire transfer of immediately available funds to an account designated by the holder of the Shares, as the case may be, except as otherwise agreed by the payor and payee.  Wire instructions shall be provided to the Paying Agent and the Surviving Corporation at least two Business Days prior to the applicable payment date.

(h)    As promptly as practicable after the Effective Time but in any event no later than the payment date for the first full payroll cycle following the Closing, the Surviving Corporation shall, in exchange for each vested In-the-Money Option, make the payment in respect of each such Option to which each holder thereof is entitled as specified in Section 2.9(a) utilizing the Company’s payroll system (or, with respect to Options granted to individuals who were never employees of the Company, its accounts payable system).

(i)    The Paying Agent shall, upon receipt of a letter of transmittal, in form and substances reasonably satisfactory to Parent and the Paying Agent and an original copy of the Warrant or other documentation evidencing a Warrant, pay to each Warrantholder the portion of the Aggregate Warrant Consideration to which it is entitled pursuant to Section 2.9(b).

Section 2.11   Other Closing Payments.

(a)    On the Closing Date, the Parent shall deposit or cause to be deposited:

(i)      with the Escrow Agent (A) for deposit into the Indemnity Escrow Fund, the Indemnity Escrow Amount, and (B) for deposit into the Adjustment Escrow Fund, the Adjustment Escrow Amount (it being understood that the Indemnity Escrow Amount and Adjustment Escrow Amount will be withheld from amounts otherwise payable to the Participating Securityholders according to their respective Pro Rata Percentages);

(ii)     with the Securityholder Representative, the Expense Fund (it being understood that the Expense Fund will be withheld from amounts otherwise payable to the Participating Securityholders according to their respective Pro Rata Percentages);

(iii)     with the Company, the Aggregate Option Consideration (which shall not include amounts in respect of the Indemnity Escrow Amount, Adjustment Escrow Amount or Expense Fund) for payment by the Surviving Corporation as set forth in Section 2.10(h);

(iv)     with the Paying Agent, the Aggregate Warrant Consideration (which shall not include amounts in respect of the Indemnity Escrow Amount, Adjustment Escrow Amount or Expense Fund);

(v)      on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness for borrowed money in order to fully discharge such Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement; and

(vi)     on behalf of the Company and subject to receipt of customary invoices, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Preliminary Closing Statement.

(b)    All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.12   Closing Estimates; Calculation of Merger Consideration.

(a)    At least five Business Days prior to the anticipated Closing Date, the Company shall prepare, or cause to be prepared, and deliver to the Parent a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) a good-faith estimate of (A) Cash (the “Estimated Cash”), (B) Indebtedness for borrowed money (the “Estimated Indebtedness”), (C) Net Working Capital (the “Estimated Net Working Capital”), and (D) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of Estimated Cash, Estimated Indebtedness, Estimated Net Working Capital and Estimated Transaction Expenses determined as of 11:59 p.m. on the date immediately preceding the Closing Date and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) and (ii) on the basis of the foregoing, a calculation of the Closing Merger Consideration, the Aggregate Share Consideration, the Aggregate Option Consideration and the Aggregate Warrant Consideration.  Estimated Cash, Estimated Indebtedness and Estimated Net Working Capital shall be calculated in the same manner and using the same methodologies, processes, policies and principles as set forth in the definition thereof and utilized in the preparation of the Financial Statements (such methodologies, processes, policies and principles, the “Applicable Accounting Principles”).  All such estimates shall be subject to the Parent’s approval, which shall not be unreasonably withheld, and shall control solely for purposes of determining the amounts payable at the Closing pursuant to Sections 2.10(a) and 2.11 and shall not limit or otherwise affect the Parent’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Parent of the accuracy of the amounts reflected thereof.

(b)    Contemporaneously with the delivery of the Preliminary Closing Statement, the Company shall prepare, or cause to be prepared, and deliver to the Parent a written calculation of the consideration to be received by each Securityholder pursuant to the terms of this Agreement and the transactions contemplated hereby and each Participating Securityholder’s Pro Rata Percentage (the “Consideration Schedule”).  The parties understand and agree that the Gross Per Common Share Merger Consideration has been calculated based upon the accuracy of the representations and warranties set forth in Section 3.4 and that, in the event the number of outstanding Shares or the number of outstanding Options, Warrants or other stock equivalents is greater or less than the amounts specifically set forth in Section 3.4 (including as a result of (i) any inaccuracy in the representations and warranties set forth in Section 3.4 or any inaccuracy in Section 3.4 of the Disclosure Schedules, (ii) the issuance or expiration after the date of this Agreement of options, warrants or other rights to purchase Shares, or (iii) any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into stock or any stock equivalent of the Company, recapitalization, reclassification or other like change occurring after the date of this Agreement) the Gross Per Common Share Merger Consideration shall be appropriately adjusted.  Notwithstanding anything to the contrary in this Agreement, in no event shall the sum of the payments due and payable pursuant to this Article II exceed the Enterprise Value.  In no event will the Parent or Merger Sub have any obligation or liability to any party hereto in the event the sum of the payments due and payable pursuant to this Article II exceed the Enterprise Value.  In calculating the Gross Per Common Share Merger Consideration payable under this Article II, the Parent shall be entitled to rely conclusively on the representations and warranties contained in Section 3.4 regarding the capital structure of the Company and the Consideration Schedule and in the event of any inconsistency between such representations and warranties and the Consideration Schedule, on the Consideration Schedule.   Section 2.13 Post-Closing Adjustment of Closing Merger Consideration.

(a)    Within 90 days after the Closing Date, the Parent shall prepare and deliver to the Securityholder Representative (on behalf of the Securityholders) a written statement (the “Final Closing Statement”) that shall include and set forth (i) a calculation of the actual (A) Cash (the “Closing Cash”), (B) Indebtedness for borrowed money (the “Closing Indebtedness”), (C) Net Working Capital (the “Closing Net Working Capital”), and (D) Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Net Working Capital and Closing Transaction Expenses determined as of 11:59 p.m. on the date immediately preceding the Closing Date and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein) and (ii) on the basis of the foregoing, a calculation of the Closing Merger Consideration, the Aggregate Share Consideration, the Aggregate Option Consideration and the Aggregate Warrant Consideration.  Closing Cash, Closing Indebtedness and Closing Net Working Capital shall be calculated on a basis consistent with the Applicable Accounting Principles.  Within five Business Days of the delivery by the Parent of the Final Closing Statement, the Parent and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Participating Securityholders the excess, if any, of (x) the Adjustment Escrow Fund over (y) the amount of the Adjustment Escrow Fund the Parent would be entitled to receive if no Notice of Disagreement was timely delivered.

(b)    The Final Closing Statement shall become final and binding at the end of the 30th day following delivery thereof, unless prior to the end of such period, the Securityholder Representative delivers to the Parent written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Cash, Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses, as set forth in the Final Closing Statement.  The Securityholder Representative shall be deemed to have agreed with all items and amounts of Closing Cash, Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.13(c).  Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Cash, Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses as reflected on the Final Closing Statement not being calculated in accordance with Section 2.12 or the Applicable Accounting Principles, as applicable.

(c)    During the 30 day period following delivery of a Notice of Disagreement by the Securityholder Representative to the Parent, the Securityholder Representative and the Parent in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Cash, Closing Indebtedness, Closing Net Working Capital or Closing Transaction Expenses as specified therein.  Any disputed items resolved in writing between the Securityholder Representative and the Parent within such 30 day period shall be final and binding with respect to such items, and if the Securityholder Representative and the Parent agree in writing on the resolution of each disputed item specified by the Securityholder Representative in the Notice of Disagreement and the amount of the Closing Cash, Closing Indebtedness, Closing Net Working Capital and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder.  If the Securityholder Representative and the Parent have not resolved all such differences by the end of such 30 day period, the Securityholder Representative and the Parent shall submit, in writing, to Ernst & Young US LLP (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Cash, Closing Indebtedness, Closing Net Working Capital and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Cash, Closing Indebtedness, Closing Net Working Capital and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall consider only those items and amounts in the Securityholder Representative’s and the Parent’s respective calculations of the Closing Cash, Closing Indebtedness, Closing Net Working Capital and Closing Transaction Expenses that are identified as being items and amounts to which the Securityholder Representative and the Parent have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Securityholder Representative and the Parent shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 9.10.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(d)    The costs of any dispute resolution pursuant to Section 2.13(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Securityholder Representative (on behalf of the Securityholders) and the Parent in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)    The Company shall, during the period prior to the Closing Date, and the Parent, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Closing Merger Consideration contemplated by this Section 2.13, shall cause the Surviving Corporation to, afford the Parent or the Securityholder Representative, as the case may be, and their respective Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, books and records of the Company or the Surviving Corporation, as the case may be, and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.13.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of Cash, Indebtedness, Net Working Capital and Transaction Expenses as specified in this Section 2.13; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed a customary agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f)     The Closing Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i)     For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the difference between (x) the Closing Cash less the Closing Indebtedness for borrowed money, in each case, as finally determined pursuant to this Section 2.13 and (y) the Estimated Cash less the Estimated Indebtedness for borrowed money, plus (B) the Closing Net Working Capital, as finally determined pursuant to this Section 2.13 minus the Estimated Net Working Capital (provided in no event shall the amount of any positive adjustment in respect of the Closing Net Working Capital be in excess of the amount of the deduction in respect of Estimated Net Working Capital made to the Closing Merger Consideration), plus (C) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.13;

(ii)    If the Net Adjustment Amount is positive, the Closing Merger Consideration shall be adjusted upwards in an amount equal to the Net Adjustment Amount.  In such event, the Parent shall pay the Net Adjustment Amount to (A) the Paying Agent for delivery to the holders of Common Stock and Senior Preferred Stock (other than holders of any Dissenting Shares); (B) the Surviving Corporation for delivery to the holders of Options through the Surviving Corporation’s payroll system; (C) the Paying Agent for delivery to the Warrantholders; and (D) the Parent shall deliver written instructions to the Escrow Agent and Securityholder Representative directing the Escrow Agent to pay all funds in the Adjustment Escrow Fund to the Participating Securityholders.  Payment of amounts to the Securityholders entitled to receive the Net Adjustment Amount shall be made pro rata based upon the portion of the aggregate Gross Per Common Share Merger Consideration attributable to such Securityholders.

(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Closing Merger Consideration shall be adjusted downwards in an amount equal to the Net Adjustment Amount.  In such event, the Parent shall deliver written notice to the Escrow Agent and the Securityholder Representative specifying the Net Adjustment Amount, and the Escrow Agent shall pay to the Parent out of the Adjustment Escrow Fund in accordance with the terms of the Escrow Agreement, the Net Adjustment Amount.  In the event the Adjustment Escrow Fund is insufficient to pay the entire Net Adjustment Amount, the Parent may in its discretion deliver a written notice to the Escrow Agent and the Securityholder Representative specifying the amount of such deficiency, and the Escrow Agent shall pay such amount out of the Indemnity Escrow Fund to the Parent in accordance with the terms of the Escrow Agreement; provided, that the Participating Securityholders (A) shall promptly restore the Indemnity Escrow Fund to the extent any funds are so paid and (B) shall remain liable in the event the Indemnity Escrow Fund is insufficient to cover such amount.  No failure on the part of the Parent to deliver a notice as specified in the immediately preceding sentence shall relieve the Participating Securityholders of the obligation to pay the amount of the Net Adjustment Amount to the Parent.  In the event the amount of funds in the Adjustment Escrow Fund exceeds the Net Adjustment Amount, then the Escrow Agent, after paying the Net Adjustment Amount to the Parent as provided herein, shall pay any remaining amounts in the Adjustment Escrow Fund to the Participating Securityholders in accordance with their respective Pro Rata Percentages.

(g)    Payments in respect of Section 2.13(f) shall be made within seven Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.13 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date, subject to any requirements of the Escrow Agent.

Section 2.14   Withholding Rights.  Notwithstanding anything to the contrary contained in this Agreement, each of the Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law.  Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.15   Securityholder Representative.

(a)    Immediately upon the approval of this Agreement by the Company Holder Approval, each Holder shall be deemed to have consented to the appointment of Shareholder Representative Services LLC as the representative, agent and attorney-in-fact of the Securityholders (the “Securityholder Representative”), with full power of substitution to act on behalf of the Securityholders to the extent and in the manner set forth in this Agreement, the Escrow Agreement and any agreements ancillary to the foregoing.  To the fullest extent permitted by Law, all decisions, actions, consents and instructions by the Securityholder Representative shall be binding upon the Securityholders and no such Person shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction.  The Parent and Merger Sub shall be entitled to conclusively rely on any decision, action, consent or instruction of the Securityholder Representative as being the decision, action, consent or instruction of the Securityholders, and, to the fullest extent permitted by Law, the Parent and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(b)    The Securityholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the Securityholders holding a majority of the aggregate Fully Diluted Share Number as of the Effective Time (the “Majority Holders”).  In the event of the death, incapacity, resignation or removal of the Securityholder Representative, a new Securityholder Representative shall be appointed by the vote or written consent of the Majority Holders.  Notice of such vote or a copy of the written consent appointing such new Securityholder Representative shall be sent to the Parent and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Parent and, after the Effective Time, the Surviving Corporation; provided that until such notice is received, the Parent, Merger Sub and the Surviving Corporation, as applicable, shall be entitled to conclusively rely on the decisions, actions, consents and instructions of the prior Securityholder Representative as described in Section 2.15(a).

(c)    The Securityholder Representative shall not be liable to the Securityholders for actions taken or omitted in connection with this Agreement, the Escrow Agreement or any agreements ancillary to the foregoing, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence, willful misconduct, or fraud.  The Securityholders shall severally, but not jointly (based on each Securityholder’s Pro Rata Percentage), indemnify, defend and hold harmless the Securityholder Representative from and against any and all losses, liabilities, claims, penalties, fines, forfeitures, actions, damages, fees, costs and expenses, including reasonable attorneys’ fees (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) and disbursements (collectively, “Representative Losses”), arising out of and in connection with  its activities as Securityholder Representative under this Agreement, the Escrow Agreement or otherwise, in each case as such Representative Losses are suffered or incurred; provided, that in the event that any such Representative Loss is adjudicated to have been directly caused by the gross negligence, fraud, or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, fraud, or willful misconduct.  If not paid directly to the Securityholder Representative by the Securityholders, any such Representative Losses may be recovered by the Securityholder Representative (i) first from the funds in the Expense Fund and (ii) after the exhaustion of the amounts in the Expense Fund, from the amounts in the Indemnity Escrow Fund, but only at such time as such amounts in the Indemnity Escrow Fund are otherwise distributable to the Securityholders pursuant to the terms hereof and the Escrow Agreement because all claims for indemnification hereunder against such amounts have been fully resolved, in accordance with written instructions delivered by the Securityholder Representative to the Escrow Agent; provided that while this Section 2.15(c) allows the Securityholder Representative to be paid from the Expense Fund and the Indemnity Escrow Fund, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise.  In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. The Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(d)    The approval of this Agreement by the Company Holder Approval shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Securityholders, including the covenants and agreements included in Section 7.2.

(e)    The Expense Fund will be controlled by the Securityholder Representative solely for payment of the Representative Losses incurred by the Securityholder Representative in connection with this Agreement, the Escrow Agreement and any agreements ancillary to the foregoing.  The Securityholder Representative will retain the Expense Fund during such period as any portion of the Indemnity Escrow Fund is held by the Escrow Agent and for such further period where the services of the Securityholder Representative are required pursuant to the provisions of this Agreement, the Escrow Agreement and any agreements ancillary to the foregoing, and the Securityholder Representative shall have sole discretion regarding the use such funds to pay the fees and expenses incurred by the Securityholder Representative in the performance of its duties (as determined in its sole discretion); provided, however following such period and with the consent of the Securityholder Representative, the remaining amounts in the Expense Fund will be distributed to the Paying Agent for further distribution to the Participating Securityholders (in accordance with their respective Pro Rata Percentages).  The Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its fraud or willful misconduct. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement (unless the relevance to any other provision of this Agreement is reasonably apparent on its face)), the Company hereby represents and warrants to the Parent and Merger Sub: Section 3.1 Organization and Qualification.

(a)    Each of the Company and its Subsidiaries is (i) a corporation duly organized, validly existing and in good standing (for jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation as set forth in Section 3.1(a) of the Disclosure Schedules, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)    The Company has heretofore delivered or made available to the Parent a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries.  Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.  The transfer books and minute books of each of the Company and its Subsidiaries that have been made available for inspection by the Parent prior to the date hereof are true and complete in all material respects.

Section 3.2      Authority.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and, subject to obtaining the Company Holder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company.  Except for obtaining Company Holder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery or performance of this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.  When obtained, the Company Holder Approval will be sufficient to satisfy any approval requirements of Delaware Law with respect to this Agreement and the transactions contemplated hereby.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to the rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.

(b)    The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Holders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Holders for adoption and approval and (iv) resolving to recommend that the Holders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 3.3      No Conflict; Required Filings and Consents.

(a)   Upon obtaining the approvals contemplated in Section 3.3(b) below, the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected (other than a Law of any Governmental Authority located in the State of Israel which may be triggered solely by reason of Parent’s (as opposed to any other party’s) participation in the transaction); or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, or result in the creation of any Encumbrance on any property, asset or right of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected, except in the case of clause (iii) for such matters which (x) are disclosed in Section 3.3(a) of the Disclosure Schedules, or (y) would not be material to the Company or any Subsidiary.

(b)    Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the CFIUS Approval, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required by any applicable federal or state securities or “blue sky” laws, and (v) any notice, authorization, approval, order, permit or consent that may be required by or to be made with any Governmental Authority located in the State of Israel solely by reason of Parent’s (as opposed to any other party’s) participation in the transaction.

(c)    Except for Section 262 of Delaware Law, no “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4      Capitalization.

(a)    The authorized capital stock of the Company consists of 30,000,000 Shares of Common Stock and 20,906,013 Shares of Preferred Stock, of which 3,989,890 Shares of Common Stock are issued and outstanding, and 20,840,798 Shares of Preferred Stock are issued and outstanding as follows: (i) 824,800 Shares are designated as Series A Preferred stock, all of which are issued outstanding, (ii) 2,338,711 Shares are designated as Series B Preferred stock, all of which are issued and outstanding, (iii) 2,616,758 Shares are designated as Series C Preferred stock, all of which are issued and outstanding, (iv) 1,795,832 Shares are designated as Series D Preferred stock, of which 1,764,430 are issued and outstanding, (v) 378,166 Shares are designated as Series E Preferred stock, all of which are issued and outstanding, (vi) 8,933,607 Shares are designated as Series F Preferred stock, all of which are issued and outstanding, and (vii) 4,018,139 Shares are designated as Series G Preferred stock, of which 3,984,327 are issued and outstanding.  In addition, 5,764,556 Shares of Common Stock were reserved for issuance of Options, Options to purchase 2,628,955 Shares of Common Stock are issued and outstanding (with a weighted average exercise price equal to $0.4772), and 208,000 Shares of Series G Preferred Stock are issuable upon the exercise in full of the Warrants (which Warrants have a weighted average exercise price of $2.6447).  Section 3.4(a)(i) of the Disclosure Schedules sets forth a complete and accurate list of all record and beneficial owners of the issued and outstanding capital stock of the Company, indicating the respective number and series of Shares held.  Section 3.4(a)(ii) of the Disclosure Schedules sets forth, for each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial holders of its outstanding capital stock or other equity or ownership interests.

(b)    Section 3.4(b)(i) of the Disclosure Schedules sets forth a list of each Option, including the name and address of record of the holder of such Option, date of grant, expiration date, exercise price, number of Shares of Common Stock subject thereto and the vesting schedule thereof.  All Options were issued under the Option Plan.  The Company has furnished to the Parent true and complete copies of the Option Plan and the forms of all stock option agreements evidencing Options.  Section 3.4(b)(ii) of the Disclosure Schedules sets forth the names and addresses of record of all Persons holding any Warrant, together with the number of Warrants thus held, the number of Shares under the Warrant, and the relevant exercise price(s), vesting date(s) and number of Warrants vesting on each such date, and expiration date(s) thereof, as applicable.

(c)    Except for the Shares and except as set forth in Section 3.4(a) and (b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any:  (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

(d)    Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, except as set forth in Section 3.4(d)(1) of the Disclosure Schedules each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in material compliance with all applicable federal and state securities laws.  Except as set forth in Section 3.4(d)(2) of the Disclosure Schedules and except for rights granted to the Parent and Merger Sub under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries, in each case, to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.  No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

(e)    The Consideration Schedule sets forth a complete and accurate list of all consideration due or otherwise payable to any Securityholder or any other current or former holder of any capital stock of the Company with respect to their Common Stock, Preferred Stock, Options and/or Warrants pursuant to this Agreement or the transactions contemplated hereby, including the Merger.

Section 3.5     Equity Interests.  Except for the Subsidiaries listed in Section 3.4(a)(ii) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in,  or make any loan, capital contribution or other investment in, any Person.

Section 3.6      Financial Statements; No Undisclosed Liabilities; Projections.

(a)    True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2014 and December 31, 2013, and the related consolidated statements of loss and comprehensive losses, consolidated statement of stockholders’ deficit, and consolidated statement of cash flows of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2015 and November 30, 2015, and the related consolidated statements of losses, statement of cash flows of the Company and its Subsidiaries (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 3.6(a) of the Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, (x) to normal and recurring year-end audit adjustments, which are not, individually or in the aggregate, material, or (y) as set forth in Section 3.6(a) of the Disclosure Schedules.

(b)    Except as and to the extent adequately accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2015 (the “Balance Sheet”), neither the Company nor any of its Subsidiaries has any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries, except for (x) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, or (y) as set forth in Section 3.6(b) of the Disclosure Schedules.  The Company and its Subsidiaries do not have, and will not have at Closing, any Indebtedness, other than Indebtedness for borrowed money and Capital Leases which shall be included in the calculation of the Merger Consideration.

(c)    The 2016 revenue and booking projections relating to the Company delivered to the Parent on November 30, 2015 and December 1, 2015 (the “Financial Projections”) constitute a good faith reasonable estimate by the Company of the information purported to be shown therein.  The Financial Projections are based on the current beliefs, expectations and assumptions of the Company and the Company is not aware of any information that would lead the Company to believe that the Financial Projections are misleading in any material respect.

Section 3.7    Absence of Certain Changes or Events.  Except as set forth in Section 3.7 of the Disclosure Schedules, since June 30, 2015:  (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any event, change, circumstance, occurrence, effect or state of facts, individually or in the aggregate, that has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a), (b), (c), (d), (e), (f), (g)(i), (g)(ii), (j)(i), (j)(ii), (k), (l), (m), or (o).

Section 3.8      Compliance with Law; Permits.

(a)    Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it.  Except as set forth in Section 3.8(a) of the Disclosure Schedules, none of the Company or any of its Subsidiaries has received during the past five years any notice, order, complaint or other written communication from any Governmental Authority that the Company or any of its Subsidiaries is not in compliance in all material respects with any Law applicable to it.

(b)    Each of the Company and its Subsidiaries is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”).  Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits.  To the Company’s knowledge, no suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or threatened.  To the Company’s knowledge, the Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby, except where any failure to have such Permits would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.  No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

(c)    Neither the Company nor any of its Subsidiaries, nor any of their respective directors, executives, representatives, agents or employees (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption Law applicable to the Company or any of its Subsidiaries, (iv) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, (v) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (iv), (vi) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature, or (vii) has violated or is violating any Law applicable to the Company relating to performance of contracts for a Governmental Authority, including but not limited to the Federal Acquisition Regulations System at Title 48 of the Code of Regulations and the Defense Priorities and Allocations Systems at Part 700 of Title 15 of the Code of Regulations.

(d)    Neither the Company nor any director, officer, agent, employee or Affiliate of the Company acting or purporting to act on behalf of the Company: (i) is, or is owned or controlled by, a person or entity subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or included on the List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any similar Law; or (ii) has engaged in any unauthorized transaction directly or indirectly with any such Person or has otherwise been in breach of any such sanctions, restrictions or any similar foreign or state Law.

Section 3.9     Litigation.  Except as set forth in Section 3.9 of the Disclosure Schedules, there is no Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers of the Company or any of its Subsidiaries in regards to their actions as such.  There is no Action pending or, to the Company’s knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Company’s knowledge, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors in regards to their actions as such, or the transactions contemplated by this Agreement or the Ancillary Agreements.  Except as set forth in Section 3.9 of the Disclosure Schedules, there is no Action by the Company or any of its Subsidiaries pending or which the Company or any of its Subsidiaries has commenced definitive preparations to initiate, against any other Person.

Section 3.10   Employee Benefit Plans.

(a)    Section 3.10(a)(i) of the Disclosure Schedules lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA) and all bonus, stock option, stock purchase, stock appreciation, incentive, deferred compensation, retirement, supplemental retirement, severance, change in control, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance, fringe and all other employee benefit or other compensatory plans, programs, agreements, policies, arrangements, consulting agreements, employment agreements and Contracts or funds containing provisions relating to notice periods prior to termination, severance, or acceleration of any equity awards, whether or not subject to ERISA, formal or informal, written or oral, (i) for the benefit of, or relating to, any present or former employee, director, independent contractor or individual consultant of the Company, which is or has been entered into, contributed to, established by, participated in or maintained by the Company or any of its “ERISA Affiliates” (defined as any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code) or (ii) under which the Company or any of its ERISA Affiliates has any liability, whether or not such plan is terminated (together, the “Employee Plans”).  Each Employee Plan has complied in form and been operated in all material respects with all applicable Laws.

(b)    True, correct and complete copies of the current version of each item described in Section 3.10(a) and, if applicable, the current summary plan description, the most recent determination letter, the most recent actuarial report, related trusts, the current insurance or group annuity contracts and each other funding arrangement relating to any such item, as well as all amendments, modifications or supplements thereto, have been delivered or made available to the Parent.

(c)    There are no Actions pending with respect to any Employee Plan (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to any Employee Plan and,  to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.  The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Plan and are not in default under or violation of, and have no knowledge of any default or violation by any other Person with respect to, any of the Employee Plans.  All contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, the terms of the Employee Plan or any collective bargaining agreement, or otherwise have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years.  To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Encumbrance, penalty or other liability imposed by ERISA or Section 4975 of the Code.

(d)    The Company has no direct or contingent liability with respect to any plan subject to Title IV of ERISA or Section 412 of the Code.

(e)    No Employee Plan or other written or oral agreement exists that obligates the Company to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any current or former employee or individual consultant of the Company following such current or former employee’s or individual consultant’s termination of employment or consultancy with the Company, other than as required by Section 4980B of the Code.  Each Employee Plan has been operated and administered in all material respects with the requirements of The Patient Protection and Affordable Care Act (Public Law Number 111-148) and the Health Care and Education Reconciliation Act of 2010 (Public Law Number 111-152), in each case as amended, to the extent applicable.  No Employee Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(f)     Each compensation arrangement between the Company and a service provider and each Employee Plan that is subject to Code Section 409A is and has been in operational and documentary compliance in all material respects with the applicable requirements of Code Section 409A and all applicable U.S. Department of Labor, Internal Revenue Service and Treasury Department guidance issued thereunder.  Each equity award that has been granted to any current or former service provider is exempt from Code Section 409A.

(g)    Except as set forth in Section 3.10(g) of the Disclosure Schedule, no Employee Plan exists that, as a result of the execution of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (whether alone or in connection with any other events), could (i) result in severance pay or any increase in severance pay upon any termination of employment or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans or otherwise.

(h)    Each Employee Plan may be amended or terminated without liability to the Company, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the Employee Plan.

(i)     All workers’ compensation benefits pursuant to any Employee Plan paid or payable to any current or former employee, director or other service provider of or to the Company are fully insured by a third party insurance carrier.

(j)     There are no Employee Plans and there are no other Contracts, plans or arrangements (written or otherwise) covering any current or former employee, director, officer, stockholder or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount or benefit that would not be deductible pursuant to the terms of Section 280G of the Code.

(k)    Each Person who performs or renders (or has performed or rendered) services to or for the Company has been, and is, properly classified by the Company as an employee or independent contractor under applicable Law.  All Persons classified as independent contractors of the Company or its Subsidiaries satisfy and have at all times satisfied the requirements of applicable Law to be so classified.  The Company has fully and accurately reported such Persons’ compensation on IRS Forms 1099 or similar forms when required to do so.  Neither the Company nor any of its Subsidiaries has and has ever had any obligations to provide benefits with respect to such Persons under any Employee Plan or otherwise.  The Company does not employ, and has not employed, any “leased employees” as defined in Section 414(n) of the Code.

Section 3.11    Labor and Employment Matters.

(a)    Section 3.11(a)(1) of the Disclosure Schedules identifies: (i) all directors and officers of the Company and its Subsidiaries and their respective titles; (ii) all employees and consultants employed or engaged by the Company or its Subsidiaries; and (iii) for each individual identified in clause (i) or (ii), such Person’s annual base salary and bonus opportunity for 2013 and 2014, current job title and date of hire.  To the Company’s knowledge, all persons listed on Section 3.11(a)(1) of the Disclosure Schedules are lawfully authorized to work in the United States according to United States immigration Laws.  Section 3.11(a)(2) of the Disclosure Schedules sets forth a true complete and accurate list, as of the most recent regular payroll date preceding the date of this Agreement, of all accrued vacation time for all employees of the Company or its Subsidiaries and the value of all such accrued vacation time based on each such employees’ compensation level then in effect as of the date of this Agreement.  Except as set forth in Section 3.11(a)(3) of the Disclosure Schedules, the Company and its Subsidiaries have not promised verbally or in writing to increase the compensation of any employee or consultant or provide any new compensation (including base salaries, bonus amounts or equity awards).

(b)    Except as set forth on Section 3.11(b) of the Disclosure Schedules, there are no Contracts providing for a notice period prior to termination, acceleration benefits or severance benefits between the Company, on the one hand, and any current or former Holder, Affiliate, officer, director, employee, consultant, labor organization or other representative of any of the Company’s employees, on the other hand, nor is any such Contract presently being negotiated.

(c)    Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries.  To the knowledge of the Company, there are no, and during the past five years have been no, organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees or independent contractors of the Company or any of its Subsidiaries.  There is no, and during the past five years there has been no, labor dispute, employment-related grievance, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing.

(d)    The Company and its Subsidiaries have complied in all material respects with all applicable Laws, Contracts and policies respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, including the obligations of the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar state or local Law, and all other notification and bargaining obligations arising under Law or otherwise.  Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.  No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.  None of the Company’s or its Subsidiaries’ employment policies or practices are currently being audited or investigated by any Governmental Authority or court.  Neither the Company nor any of its Subsidiaries is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company or any Subsidiary have any liability under any benefit or severance policy, practice, Contract, plan, program or Law which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any Subsidiary of any persons employed by the Company or any Subsidiary on or prior to the Effective Time.

(e)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(f)     All amounts owed by the Company or any Subsidiary to any current or former employee or consultant has been timely paid in accordance with applicable Law or is properly reflected in the Financial Statements.

(g)    To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

Section 3.12   Title to, Sufficiency and Condition of Assets.

(a)    The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice.  The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted.  Except as set forth in Section 3.12(a) of the Disclosure Schedules, none of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than Permitted Encumbrances.

(b)    All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 3.13   Real Property.

(a)    Neither the Company nor any of its Subsidiaries owns or has owned in the past 10 years any real property.  Section 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property, including the address of such property and lessor (if applicable).  Each of the Company and its Subsidiaries has good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  To the Company’s knowledge, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no payment default or other material default under any such lease by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto.

(b)    There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property by the Company or any of its Subsidiaries for the current use of such Leased Real Property.  To the knowledge of the Company, there are no latent defects or adverse physical conditions affecting the Leased Real Property in any material respect.

Section 3.14   Intellectual Property.

(a)    Section 3.14(a)(1) of the Disclosure Schedules sets forth a true and complete list of all Registered and material unregistered Intellectual Property, in each case owned or exclusively licensed by the Company or its Subsidiaries (each identified as a patent, trademark, copyright or domain name and indicating the applicable jurisdiction and registration number (or application number), if applicable).  Section 3.14(a)(2) of the Disclosure Schedules sets forth a true and complete list of all Products.

(b)    All Intellectual Property set forth in Section 3.14(a) of the Disclosure Schedules is valid, subsisting and enforceable, and, except as set forth in Section 3.14(a) of the Disclosure Schedules, is not subject to any filings, fees or other actions falling due within 90 days after the Closing Date.  Except as set forth in Section 3.14(b) of the Disclosure Schedules, no Owned Intellectual Property has expired, been abandoned or adjudicated invalid or is the subject of an outstanding order, judgment, stipulation or decree adversely affecting the Company or its Subsidiary’s use thereof.

(c)    Except as set forth in Section 3.14(c) of the Disclosure Schedules, (i) the Company solely and exclusively owns, free and clear of all Encumbrances and interests of third parties, the Owned Intellectual Property, (ii) the Company has the valid right to use, free and clear of all Encumbrances, all other Intellectual Property used by or in the conduct of the Company’s business as currently conducted, including all Intellectual Property rights that are embodied in or that protect any Products and all MetaBuilders used by the Company or its Subsidiaries in the conduct of their business, (iii) all Owned Intellectual Property is fully assignable by the Company to any Person, without payment to a third party, consent of any Person or other condition or restriction, and (iv) no royalties, honoraria or other fees are payable by the Company to any third parties with respect to any Products or any Owned Intellectual Property that is used in the conduct of the Company’s business.  The items required to be set forth in Section 3.14(a)(1) and 3.14(a)(2) of the Disclosure Schedules, together with the Intellectual Property licensed under the Material Contracts listed in Section 3.17(a)(ix) of the Disclosure Schedules constitute all the material Intellectual Property and Products necessary to conduct the business of the Company as currently conducted or currently contemplated to be conducted.

(d)    The Company has taken commercially reasonable actions to maintain, police and protect its Intellectual Property and the ownership, validity, scope and value of its Intellectual Property, including any Intellectual Property embodied in or covering any of the Products.  All employees, contractors or consultants of the Company who have contributed to the creation, invention or development of any Owned Intellectual Property have signed written agreements ensuring that all such Intellectual Property are owned exclusively by the Company.  The Company has taken commercially reasonable actions to ensure that the trade secret status and confidentiality of its trade secrets and of any of its other proprietary information has been maintained, and has disclosed such trade secrets and of its other proprietary information only pursuant to written confidentiality agreements (true and complete copies of which have been delivered or made available to the Parent).  To the knowledge of the Company, no trade secrets of the Company have been disclosed to or accessed by any other third party without such agreement in place between the Company and such third party.

(e)    The conduct of the Company’s business as currently conducted and the use or exploitation of the Owned Intellectual Property and Products, have not infringed, misappropriated, violated or diluted, and do not infringe, misappropriate, violate or dilute (“Infringe”), any Intellectual Property of any Person or any Person’s rights.  To the knowledge of the Company, the Intellectual Property of the Company is not being Infringed by any Person.  There is no Action pending or outstanding, or, to the knowledge of the Company, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity, scope, registrability or enforceability of any Owned Intellectual Property or any Products, and the Company has received no written notice of the same, and, to the knowledge of the Company, there is no valid basis for the same.  The Company has the right to bring Actions for Infringement of all Owned Intellectual Property or any Products.

(f)     All Software, Systems and Websites owned or used by the Company, including all Products, (i) are free from any material defect, bug, virus, or programming, design or documentation error or other malfunction; (ii) are fully functional and operate and run in a reasonable and efficient business manner for their intended use and for the operation of the business as currently conducted or currently contemplated to be conducted by the Company; and (iii) conform in all material respects to the specifications and purposes thereof.  There has not been any malfunction with respect to any of the Systems since January 1, 2010 that has not been remedied or replaced in all material respects.  The Company owns or has rights to access and use all Systems used to process, store, maintain and operate data and information used in connection with the business as currently conducted or currently contemplated to be conducted, including systems to operate payroll, accounting, billing and receivables, payables, inventory, asset tracking, customer service and human resources functions.  The Company has taken reasonable steps in accordance with industry standards to secure the Systems from unauthorized access or use by any Person, and to maintain the continued, uninterrupted and error-free operation of the Systems.  The use by the Company of the data in connection with the business as currently conducted does not Infringe the rights of any Person or otherwise violate any laws or regulation.

(g)    None of the Software owned or used by the Company, whether embedded in the Products or otherwise, uses, incorporates, interacts with, is a derivative of or has embedded in it any Software that (i) is subject to an “open source,” “copyleft” or other similar type of license (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Public Domain licenses and the like) (any such license being referred to herein as an “Open Source License”) that would subject any proprietary source code of the Company to the terms of such Open Source License or (ii) would otherwise require the public distribution, contribution, licensing or public disclosure of such proprietary source code or impose limitations on the Company’s or any Subsidiary’s right to require payments in connection therewith.

(h)    Except as set forth in Section 3.14(h) of the Disclosure Schedules, no Products and no Owned Intellectual Property are subject to any agreement with any third party pursuant to which the Company has, or could be required to deposit into escrow the source code of such Products or Owned Intellectual Property or pursuant to which access to the source code of such Products or Owned Intellectual Property is or would be granted to a third party.  To the knowledge of the Company, there has been no unauthorized disclosure of any of the Company’s proprietary source code.

(i)     No other Person has an exclusive right or license to use any Products or any Owned Intellectual Property.  Except as set forth in Section 3.14(i) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment or other material modification of, or payment of any material additional amounts with respect to, the Company’s rights under any agreement relating to the Owned Intellectual Property or Intellectual Property used by the Company in the conduct of its business as currently conducted or any Products.

(j)     (i) The Company complies, in all material respects, with all relevant Laws and regulations relating to Intellectual Property (including the U.S. Digital Millennium Copyright Act and any applicable foreign equivalents), and (ii) the Company has operated its business to obtain, maintain and maximize all applicable protections under the “safe harbors” of 47 U.S.C. § 230 and 17 U.S.C. § 512.  The Company responds promptly to all complaints received by the Company relating to Intellectual Property Infringements, other violations of the Law, and other inappropriate conduct occurring on, through or in connection with its Products and the other Software, Systems and Websites used by the Company.

(k)    Except as set forth in Section 3.14(k) of the Disclosure Schedules, none of the Owned Intellectual Property or the Company’s or its Subsidiary’s Products was developed with another Person (including any Governmental Authority, university or customer) in a manner that would limit or restrict the Company’s or its Subsidiaries’ ability to exploit such Owned Intellectual Property and Products or give rights to any other Person with respect to such Owned Intellectual Property and Products.  The Company and its Subsidiaries do not have any claims pending or threatened, nor are they aware of facts or circumstances that may result in a claim of the Company or any Subsidiary, against any Person with respect to Intellectual Property matters.

Section 3.15   Taxes.

(a)    Each of the Company and its Subsidiaries has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Authorities all Returns required to be filed by it (taking into account for this purpose any valid extensions), and such Returns are true, correct and complete in all material respects.

(b)    Each of the Company and its Subsidiaries has timely paid all material Taxes that have become due and payable by it.  The reserve for Tax liability (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Interim Financial Statements is sufficient as of its date for the payment of any accrued and unpaid Taxes of the Company and its Subsidiaries.  All Taxes of the Company and its Subsidiaries accrued following the end of the most recent period covered by the Interim Financial Statements have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s and its Subsidiaries’ operating results).

(c)    Each of the Company and its Subsidiaries has withheld or collected all material Taxes that it has been required to withhold or collect and, to the extent required when due, has timely paid such Taxes to the proper Governmental Authority.

(d)    No claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or a Subsidiary is or may be subject to taxation by, or required to file any Return in, that jurisdiction.   Each of the Company and its Subsidiaries is and has at all times been resident for Tax purposes solely in its jurisdiction of incorporation or formation.

(e)    The statutes of limitations with respect to all income Tax Returns of the Company and its Subsidiaries through the tax year ended December 31, 2011 have expired.  There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or any of its Subsidiaries for any year.

(f)     Except as set forth in Section 3.15(f) of the Disclosure Schedules, none of the Company or any of its Subsidiaries is a party to any Action by any Governmental Authority in respect of any Tax, nor does the Company or its Subsidiaries have knowledge of any pending or threatened Action by any Governmental Authority in respect of any Tax.

(g)    Except as set forth in Section 3.15(g) of the Disclosure Schedules, no Returns are currently the subject of an audit.  All Tax deficiencies asserted or Tax assessments made against the Company or any of its Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid, and no rationale underlying a claim for Taxes has been asserted previously by any Governmental Authority that reasonably could be expected to be asserted in any other period.  None of the Company or any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with respect to any Taxes with any Governmental Authority.

(h)    There are no liens for Taxes on the assets of the Company or any of its Subsidiaries other than liens for Taxes not yet past due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i)     None of the Company or any of its Subsidiaries is a party to any Contract providing for the allocation, indemnification or sharing of Taxes, nor is a party to or bound by any offer in compromise, closing agreement, gain recognition agreement, private letter ruling or other written agreement with any Governmental Authority with respect to Taxes.

(j)     None of the Company or any of its Subsidiaries has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or non-U.S. Tax purposes (other than a group the common parent of which was the Company).  None of the Company or any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulations Section
1.1502-6 or any corresponding provision of state, local or non-U.S. Law (other than the Company and its Subsidiaries), as transferee or successor, by contract or otherwise.

(k)    None of the Company or any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from (other than any limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder and comparable provisions of state, local or non-U.S. Law), taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of an action taken on or prior to the Closing Date, including by virtue of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. law) made on or prior to the Closing Date, a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) entered into on or prior to the Closing Date, an installment sale or open transaction effected on or prior to the Closing Date, a prepaid amount received on or prior to the Closing Date or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law) made prior to the Closing Date.

(l)     None of the Company or any of its Subsidiaries has engaged in any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) or Section 6111 of the Code or any analogous provisions of state, local or non-U.S. law.  Each of the Company and its Subsidiaries has disclosed on its U.S. federal Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

(m)   The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.  All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local or non-U.S. law.

(n)    Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(o)    Each of the Company and its Subsidiaries is treated as a corporation for U.S. federal income tax purposes.

Section 3.16    Environmental Matters.

(a)    Each of the Company and its Subsidiaries is and has been in material compliance with all applicable Environmental Laws.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years, nor, to the knowledge of the Company, is there any basis for, any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)    To the Company’s knowledge, no Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any remediation or corrective action of any kind relating thereto, on, in, at or under any properties with respect to which the Company or any of its Subsidiaries may be liable.

(c)     There is no pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(d)    The Company and its Subsidiaries have provided to the Parent all permits, audits and other reports pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other environmental reports in their possession or control with respect to the Leased Real Property.

(e)    For purposes of this Agreement:

(i)    “Environmental Laws” means:  any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)    “Hazardous Substances” means:  (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iii)    “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

Section 3.17    Material Contracts.

(a)    Except as set forth in Section 3.17(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Section 3.17(a) of the Disclosure Schedules being “Material Contracts”):

(i) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(ii) any Contract relating to or evidencing any Indebtedness;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv) any Contract with any Governmental Authority, or in which a Government Authority is the end-user or the ultimate customer as set forth in the Contract;

(v) any Contract with any Related Party of the Company or any of its Subsidiaries (other than employment or consulting arrangements or employee benefit plans);

(vi) any employment or consulting Contract or any severance, retention, or similar Contract, in each case, that results in any obligation of the Company to make any payment following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship) or both and any labor or collective bargaining Contracts (if any);

(vii) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(viii) any Contract with a customer that involves future revenue over the next 12 months in excess of $200,000 that requires a consent to (or otherwise contains a provision relating to a “change of control”) the transactions contemplated by this Agreement or the Ancillary Agreements to which the Company is a party;

(ix) any Contract (A) relating in whole or in part to any license of Intellectual Property to the Company (excluding any (I) immaterial “shrink wrap”, terms of use or similar generally available commercial end-user license to software that is not redistributed with or used in the development or provision of the Products and (II) confidentiality, secrecy or non-disclosure agreement entered into in the ordinary course of business) or (B) that relates to any sale, transfer, release or other disposition of any Intellectual Property or source code;

(x) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries (excluding any Contract on the Company’s standard form granting any Option or other award under the Option Plan);

(xi) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries (excluding any Contract on the Company’s standard form granting any Option or other award under the Option Plan);

(xii) any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xiii) any Contract with a current customer, from which customer the Company expects to receive in excess of $150,000 of revenue over the next 12 months, that may be terminated by the customer for convenience; and

(xiv) any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential receivable in excess of $150,000 on an annual basis over the next 12 months, or (B) involves a potential payable of greater than $75,000 over the remaining term.

(b)    Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (ii) rules of Law and equity governing specific performance, injunctive relief and other equitable remedies.  Except as set forth in Section 3.17(b) of the Disclosure Schedules, none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any written claim of any such breach, violation or default.  The Company has delivered or made available to the Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.18    Affiliate Interests and Transactions.

(a)    No Related Party of the Company or any of its Subsidiaries:  (i) to the knowledge of the Company, owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business (other than solely by virtue of such Person’s ownership of less than 5% of the outstanding stock of publicly traded companies); (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; or (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries.

(b)    Except for this Agreement, there are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c)    There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, nor has any liability to, any Related Party of the Company or any of its Subsidiaries, in each case other than for services rendered to the Company or any its Subsidiaries by such Related Party in his or her capacity as an employee of the Company or any its Subsidiaries.

Section 3.19    Insurance.  Section 3.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect and no application therefor included a material misstatement or omission.  The Company has not received written notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party will not cause a cancellation or reduction in the coverage of such policies.

Section 3.20    Brokers.  Except for Spurrier Capital Partners, LLC, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 3.21    Privacy and Security.

(a)    The Company complies, in all material respects, with all applicable Laws, reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice) (“Privacy Laws”) with respect to:  (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s Websites); (ii) non-personally identifiable information (including such Personal Information of visitors who use the Company’s Websites); (iii) spyware and adware; (iv) the procurement or placement of advertising from or with Persons and Websites; (v) the use of Internet searches associated with or using particular words or terms; and (vi) the sending of solicited or unsolicited electronic mail messages.

(b)    The Company posts policies with respect to the matters set forth in Section 3.21(a) on its Websites in conformance with Privacy Laws.  The Company’s privacy policy discloses how the Company uses, collects, or receives any Personal Information or sensitive non-personally identifiable information and the Company is in compliance in all material respects with the terms of its published privacy policy.  Except as set forth on Section 3.21(b) of the Disclosure Schedules, the Company and its Subsidiaries do not use, collect, or receive any Personal Information or sensitive non-personally identifiable information and do not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information and no Personal Information that is collected by the Company or its Subsidiaries is used or transferred by the Company and its Subsidiaries in a manner to which the individual to which such Personal Information relates has not given the Company or  its Subsidiaries his or her consent.

(c)    (i) To the knowledge of the Company, the customers, suppliers and other Persons with which the Company has contractual relationships have not breached any agreements or any Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware), (ii) the Company does not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation, and (iii) the Company has not received (and does not have knowledge of) any consumer complaints relative to Software downloads that resulted in the installation of any of the Company’s tracking technologies.

(d)    Except for disclosures of information required by Law or specifically authorized by the provider of the Personal Information, the Company and its Subsidiaries do not sell, rent or otherwise make available to third parties any Personal Information and no claims have been asserted or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ receipt, collection, use, storage, processing, disclosure or disposal of Personal Information.  The Company has not received (and does not have knowledge of) any complaints from any consumer or any Governmental Authority with respect to privacy and security.

(e)    The Company and its Subsidiaries take commercially reasonable steps to protect the operation, confidentiality, integrity and security of its Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.  Without limiting the generality of the foregoing, the Company (i) uses adequate-strength encryption technology of at least 128-bit and (ii) has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of the Company’s confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.

(f)     All technology and computer systems and infrastructure, including software, hardware, middleware, servers, workstations, routers, and all other information technology software or equipment relating to the transmission, storage, maintenance, organization, presentation, generation, processing, analysis or other use of data and information whether or not in electronic format, used by or for the Company and its Subsidiaries (collectively, “Company IT Systems”) are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and its Subsidiaries in all material respects and provide sufficient redundancy and speed to meet industry standards relating to high availability.  The Company and its Subsidiaries have taken all commercially reasonable steps in accordance with industry standards to secure such Company IT Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of the Company IT Systems.  Such Company IT Systems are adequate in all respects for their intended use and are in good working condition (normal wear and tear excepted), and are free of all viruses, worms, malware, trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would disrupt their operation or have an adverse and material impact on the operation of such Company IT Systems.  There has not been any major malfunction with respect to any of such Company IT Systems in the last five years preceding the date hereof that has not been remedied or replaced in all material respects.  The Company and its Subsidiaries have in place a commercially reasonable and prudent disaster recovery program, including the regular back-up and prompt recovery of the data and information necessary and material to the conduct of the business of the Company and its Subsidiaries (including such data and information that is stored in the ordinary course) without material disruption to, or material interruption in, the conduct of their business.  The Company IT Systems are and have been sufficient to satisfy all obligations under customer contracts with respect to privacy and security matters, data protection, availability, redundancy and disaster recovery, including any service level agreements set forth therein.

Section 3.22    Customers and Suppliers.

(a)    Section 3.22(a)(i) of the Disclosure Schedules sets forth a true and complete list of (i) the names of all customers of the Company and its Subsidiaries (A) that is one of the top 50 customers based on sales during the 12 month period ended November 30, 2015, (B) which the company invoiced or recognized revenue in amount exceeding $75,000 during the same period, or (C) that is committed to receive the Company’s Products and/or services with a value equal to or in excess of $150,000 during the 12 months after the date hereof, (ii) the amount for which each such customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period.  Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice that any of such customers (x) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries, or (y) has sought, or is seeking, to reduce the price it will pay for the products or services of the Company or its Subsidiaries.  Each of the Company and, to the Company’s knowledge, each other party to any Contract with any such customer is in compliance with the terms thereof and the Company has not received any written notice, and does not otherwise have knowledge of any breach or potential breach, on the part of the Company or, to the Company’s knowledge, any other party to any Contract with any such customer.

(b)    Section 3.22(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers of the Company and its Subsidiaries from which the Company or a Subsidiary ordered products or services that is one of the top 10 suppliers based on invoices during for the 12 month period ended November 30, 2015 and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period.  Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not continue to sell supplies or services to the Company and its Subsidiaries on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases.  Each of the Company and, to the Company’s knowledge, each other party to any Contract with any such supplier is in compliance with the terms thereof and the Company has not received any written or, to the Company’s knowledge, oral notice, and does not otherwise have knowledge of any breach or potential breach, on the part of the Company or, to the Company’s knowledge, any other party to any Contract with any such supplier.

Section 3.23    Disclosure.  None of the information included in the information statement relating to action by Written Consent to be obtained in connection with this Agreement (such information statement, together with all amendments and supplements thereto, in the form mailed or delivered to Holders, the “Information Statement”) will, at the date delivered to such Holders and at the date of such meeting or consent, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which made, not misleading.  The Information Statement, insofar as it relates to a solicitation of written consents from Holders for approval of this Agreement and the transactions contemplated hereby, will comply as to form with the provisions of the Constituent Documents and Delaware Law.

Section 3.24    Banks; Power of Attorney.  Section 3.24 of the Disclosure Schedules sets forth a complete and correct list of the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth in Section 3.24 of the Disclosure Schedules, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

Section 3.25   No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement (including the related portions of the Disclosure Schedules) and the Ancillary Agreements, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PARENT AND MERGER SUB

The Parent and Merger Sub hereby represent and warrant to the Company:

Section 4.1     Organization.  Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2     Authority. Each of the Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of the Parent and Merger Sub and by the Parent as the sole stockholder of Merger Sub.  No other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Parent or Merger Sub will be a party will have been, duly executed and delivered by the Parent and Merger Sub, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Parent or Merger Sub will be a party will constitute, the legal, valid and binding obligations of the Parent and Merger Sub, as applicable, enforceable against the Parent and Merger Sub, as applicable, in accordance with their respective terms.

Section 4.3       No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance by each of the Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)     conflict with or violate the certificate of incorporation or bylaws of the Parent or Merger Sub;

(ii)     conflict with or violate any Law applicable to the Parent or Merger Sub; or

(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Parent or Merger Sub is a party.

(b)    Neither the Parent nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) the CFIUS Approval, (iii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4     Financing.  The Parent at the Closing will have sufficient funds to permit the Parent or Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

Section 4.5      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent or its Affiliates.

Section 4.6    Representations and Warranties.  Parent and Merger Sub acknowledge and agree that (a) Parent and Merger Sub have relied only on those representations and warranties that are expressly set forth in this Agreement (and the related portions of the Disclosure Schedules) and the Ancillary Agreements, and (b) neither the Company nor any other Person has made any representation or warranty with respect to the Company, its businesses, assets or operations, or this Agreement, except as expressly set forth in this Agreement (and the related portions of the Disclosure Schedules) and the Ancillary Agreements.

ARTICLE V
COVENANTS

Section 5.1      Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Parent shall otherwise agree in writing, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice; and the Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (i) preserve substantially intact the business organization and assets of the Company and its Subsidiaries; (ii) keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries; (iii) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations; and (iv) keep and maintain the assets and properties of the Company and its Subsidiaries in good repair and normal operating condition, wear and tear excepted.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, neither the Company nor any of its Subsidiaries shall do, or propose to do, directly or indirectly, any of the following, in each case except as consented to in writing by the Parent or as set forth on Section 5.1 of the Disclosure Schedules:

(a)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)    issue, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company or any of its Subsidiaries or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory and Products in the ordinary course of business consistent with past practice (other than (A) issuances of Common Stock upon conversion of Preferred Stock and (B) issuances of Common Stock or Preferred Stock upon the exercise of Options or Warrants, in each case outstanding on the date hereof);

(c)    declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(d)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest or make any other change with respect to its capital structure (other than upon the cashless exercise of Options outstanding on the date hereof);

(e)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f)     except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(g)    incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances; provided, that in no event shall the Company or any of its Subsidiaries (i) incur, assume or guarantee any long-term indebtedness for borrowed money, (ii) make any optional repayment of any indebtedness for borrowed money or (iii) enter into any lease agreement that would be required to be capitalized pursuant to GAAP;

(h)    amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, or enter into any Material Contract other than in the ordinary course of business consistent with past practice;

(i)     authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $35,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Company and its Subsidiaries taken as a whole, other than, (x) upon notice to Parent prior to or promptly following taking such action, with respect to hardware necessary for the provision of services to customers in the ordinary course of business consistent with past practice or (y) as otherwise set forth in the capital expenditure budget attached hereto in Section 5.1(i) of the Disclosure Schedules, or fail to make capital expenditures in the ordinary course of business consistent with past practices;

(j)     (i) increase the compensation payable or to become payable to its directors, officers, employees, independent contractors or consultants; (ii) grant any new bonus, severance or termination payment to, or pay, loan or advance any amount to, any present or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries; (iii) establish, adopt, enter into or amend any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement; (iv) forgive or discharge in whole or in part any outstanding loans or advances to any present or former employee, independent contractor or consultant of the Company or any of its Subsidiaries; or (v) hire any Person as an employee, independent contractor or consultant of the Company or any of its Subsidiaries or terminate any employee, independent contractor or consultant of the Company or any of its Subsidiaries.

(k)    enter into any Contract with any Related Party of the Company or any of its Subsidiaries;

(l)     make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(m)   make, revoke or modify any Tax election, make any agreement or settlement with any Governmental Authority regarding Taxes, file any amended Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries or file any Return that is not consistent with the past practice of the Company and its Subsidiaries in filing the same type of Return;

(n)    pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount exceeding $10,000, or cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(o)    (i) permit the lapse of any right relating to Intellectual Property or any other material intangible asset used in the business of the Company or any of its Subsidiaries or (ii) enter into any Contract or other transaction relating to Intellectual Property, other than the entry into licensing arrangements with customers in the ordinary course of business consistent with past practice;

(p)    accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(q)    commence or settle any Action, in each case other than for the routine collection of accounts receivable; or

(r)     announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2     Access to Information.  From the date hereof until the Closing Date, the Company and its Subsidiaries, upon reasonable prior notice, shall afford the Parent and its Representatives reasonable access (including for inspection and copying) at all reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Parent with such financial, operating and other data and information as the Parent may reasonably request.

 Section 5.3      Exclusivity.

(a)    From and after the date of this Agreement until the Closing Date (or the earlier termination of this Agreement), the Company and its Subsidiaries shall not, directly or indirectly through any officer, director, employee, Representative, Securityholder or agent of the Company or its Subsidiaries or otherwise:  (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale or license of all or any part of its assets (other than immaterial assets and inventory in the ordinary course of business consistent with past practice), sale of shares of capital stock or similar transactions involving the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals, an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Acquisition Proposal.

(b)    The Company shall notify the Parent and Merger Sub as promptly as possible (and no later than 24 hours) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person or entity that informs the Company (or its advisors) that it is considering making, or has made, an Acquisition Proposal.  Such notice shall be made in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, each to the extent then known by the Company.

Section 5.4     Company Holder Approval.  Immediately following (and in any event within one hour, and prior to any public announcement, of) the execution and delivery of this Agreement, the Company shall distribute the Written Consents for the purpose of obtaining the Company Holder Approval, and the Company shall deliver evidence of the receipt of such Company Holder Approval to the Parent.

Section 5.5      Information Statement.  As promptly as reasonably practicable following the execution and delivery of this Agreement, the Company shall mail to Holders that did not execute and deliver the Written Consent as set forth in Section 5.4, and to all Holders who are entitled to appraisal rights, the Information Statement which shall constitute the notice required by Section 228 of Delaware Law and Section 262 of Delaware Law.  The Company shall promptly advise the Parent in writing if at any time prior to the Effective Time the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading.  The Company will provide copies of drafts of the Information Statement to the Parent and will mail the Information Statement to Holders only after the Parent and its legal counsel shall have approved and agreed to the content of the disclosure of the Information Statement, which approval and agreement shall not be unreasonably withheld, conditioned or delayed.

Section 5.6     Notification of Certain Matters.  The Company shall give prompt written notice to the Parent of (i) the occurrence of any change, condition or event, the occurrence of which would cause the condition set forth Section 6.3(a) to not be satisfied if such change, condition or event occurred immediately prior to the Closing, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Company or any of its Subsidiaries to perform any obligation or agreement or comply with any covenant or condition required by this Agreement or any Ancillary Agreement to which the Company is a party, which such failure would cause the condition set forth in Section 6.3(b) to not be satisfied if such failure occurred immediately prior to the Closing, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (v) any Action pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to the transactions contemplated by this Agreement or the Ancillary Agreements; provided however, that the Company’s unintentional failure to give notice under this Section 5.6 shall not be deemed to be a breach of covenant under this Section 5.6.  From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each, a “Schedule Supplement”).  Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.3(a) have been satisfied.

Section 5.7     Takeover Statutes.  If any state takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the Company and its Board of Directors shall grant such approvals and take such commercially reasonable actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 5.8      Confidentiality.  Each of the Parent, Merger Sub and the Company shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated as of April 16, 2015 between NICE-Systems Ltd. and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.9       Commercially Reasonable Efforts; Further Assurances.

(a)    Each of the parties (other than the Securityholder Representative) shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or under applicable Law (to the extent such filings have not already been made prior to the date hereof) and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  In furtherance and not in limitation of the foregoing, the Company shall permit the Parent reasonably to participate in the defense and settlement of any claim, suit or cause of action filed after the date of this Agreement relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without the Parent’s written consent (which shall not be unreasonably withheld, conditioned or delayed).

(b)    The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to give promptly such notice to third parties and obtain such third party consents and estoppel certificates as the Parent may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  The Parent shall cooperate with and assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Parent shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Parent in its reasonable discretion may deem adverse to the interests of the Parent or the Company or any of its Subsidiaries.

(c)    The Parent, Merger Sub and the Company, pursuant to Section 721 of the Defense Production Act of 1950, as amended, have prepared and filed with CFIUS a draft joint voluntary notice and a formal joint voluntary notice in connection with the transactions contemplated hereby.  Parent, Merger Sub and the Company shall each use respective commercially reasonable efforts to: (i) promptly inform the other parties of any material communication received from or provided to CFIUS; (ii) permit the other parties to review in advance and provide comments on any communication to be submitted to CFIUS; (iii) provide the other parties with the opportunity to attend and participate in any meetings or conferences with CFIUS; (iv) respond to all inquiries received from CFIUS or any member of CFIUS for additional information or documentation within the time period permitted by CFIUS or the relevant CFIUS member agency; and (v) assist and cooperate with each other to obtain CFIUS Approval as promptly as reasonably practicable.

(d)    Notwithstanding anything herein to the contrary, the Parent shall not be required by this Section 5.9 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of the Parent, the Company or any of their respective Affiliates or (ii) limit the Parent’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of the Parent’s or its Affiliates’ other assets or businesses.

Section 5.10    Public Announcements.  The Company shall, and shall cause its Affiliates and the Securityholders to, obtain the prior approval of the Parent before issuing any press release or making any other public disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public disclosure prior to such consultation and approval (except as may be required by Law, in which event the Company shall consult in good faith with the Parent before issuing any such press release or making any such public disclosure).  Nothing in this Agreement shall prevent the Parent from making any public disclosure or press release, including any disclosure or release required by Law, the SEC or of any applicable securities exchange; provided that in the event any press release of the Parent includes statements attributed to the Company, the Parent shall provide the Company with the ability to review and approve such statements prior to issuance thereof, such approval not to be unreasonably withheld.

Section 5.11    Tax Matters.

(a)    Apportionment.  For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Parent shall, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a Tax period of the Company and its Subsidiaries.  In the case where applicable Law does not permit the Company and its Subsidiaries to treat the Closing Date as the last day of a Tax period, then for purposes of this Agreement, the portion of such Tax that is attributable to the Company and its Subsidiaries for the part of such Tax period that ends on the Closing Date shall be (i) in the case of a Tax that is not transaction-based, the total amount of such Tax for the full Tax period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such Tax period to and including the Closing Date and the denominator of which is the total number of days in such full Tax period, and (ii) in the case of transaction-based Taxes, including any based on net income, the Tax that would be due with respect to such partial period, if such partial period were a full Tax period based on an interim closing of the books.  For the avoidance of doubt, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period in the same manner as that set forth in clause (i) above.

(b)    Tax Refunds.  Any Tax refunds that are received by the Surviving Corporation or any of its Subsidiaries after the Closing that relate to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date shall be for the account of the former holders of Common Stock, Senior Preferred Stock, In-the-Money Options and Warrants, except to the extent that such Tax refunds are included in the calculation of Net Working Capital.  The Surviving Corporation shall pay over to such former holders the amount of any such refund within 30 days after receipt thereof.

(c)    Contests.  For purposes of this Agreement, a “Contest” is any audit, court proceeding or other dispute with respect to any Tax matter that affects the Company or any of its Subsidiaries.  Unless the Parent has previously received written notice from the Securityholder Representative of the existence of such Contest, the Parent shall give written notice to the Securityholder Representative of the existence of any Contest relating to a Tax matter that is the responsibility of the Participating Securityholders under Section 7.2(f) within 14 days from the receipt by the Parent of any written notice of such Contest, but no failure to give such notice shall relieve the Participating Securityholders of any liability hereunder, except to the extent that the Participating Securityholders are materially prejudiced by such failure to give timely notice.  The Parent, on the one hand, and the Securityholder Representative, on behalf of the Participating Securityholders, on the other hand, agree to cooperate with the other and the other's representatives in a prompt and timely manner in connection with any Contest.  Such cooperation shall include, but not be limited to, making available to the other party (at the other party’s request), during normal business hours, all books, records, Returns, documents, files, other information (including, without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information reasonably necessary or useful in connection with any Contest requiring any such books, records and files.  The Securityholder Representative shall, at its election and at the expense of the Securityholders, have the right to represent the Company’s and its Subsidiaries’ interests in any Contest relating to a Tax matter relating to a Pre-Closing Tax Period, to employ counsel of its choice at the Securityholders’ expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that the Parent  shall have the right to consult with the Securityholder Representative regarding any such Contest that may affect the Company or any of its Subsidiaries for any Post-Closing Tax Period at the Parent's own expense and provided, further, that any settlement or other disposition of any such Contest may only be with the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Parent shall have the right to control the conduct of any Contest with respect to any Tax matter relating to a Post-Closing Tax Period.  The parties shall jointly control, each at its own expense, the conduct of any Contest relating to a Straddle Period; provided, however, that in the event that such Contest affects only one of the parties, such party shall have the right to control the conduct of such Contest.

(d)    Maintenance of Tax Books and Records.  After the Closing Date, the Company and its Subsidiaries shall (i) retain all books and records with respect to Tax matters pertinent to the  Company relating to any Tax period beginning before the Closing Date until the sixth anniversary of the Closing Date, and (ii) give the Securityholder Representative reasonable notice prior to transferring, destroying or discarding any such books and records and, if the Securityholder Representative so requests, the Company shall allow the Securityholder Representative, at the expense of the Securityholders, to take possession of such books and records rather than transferring, destroying or discarding any such books and records.

(e)    Indemnification under Article VII.  To the extent that any provision of this Section 5.11 conflicts with any provision of Article VII, the provision contained in this Section 5.11 shall control.

(f)     All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid by the Holders as a Transaction Expense, and all necessary Returns and other documentation with respect to all such Transfer Taxes shall be prepared and filed by the Person required by law to file such Returns.  Each such Person shall provide the parties hereto with copies of all Returns and other documentation for Transfer Taxes and evidence that such Transfer Taxes have been paid.  The parties hereto shall cooperate to the extent reasonably requested in connection with the filing of any such Returns for Transfer Taxes including, in the case of Parent and the Company, joining in the execution of such Returns.

Section 5.12    Parachute Payments.  With respect to each employee of, or other service provider to, the Company or its who is, or would reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G of the Code), prior to the Closing Date, the Company shall use its commercially reasonable efforts to obtain waivers from such individuals with respect to any payments or economic benefits that could constitute an “excess parachute payment” (as defined in Section 280G(b) of the Code) with respect to such individual.  If any individual waives his or her rights to payments or economic benefits as described in the previous sentence, the Company shall use commercially reasonable efforts to obtain shareholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code and in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder; provided that in no event shall this Section 5.13 be construed to require the Company to compel any person to waive any existing rights under any contract that such person has with the Company or any of its Subsidiaries, and in no event shall the Company be deemed in breach of this Section 5.13 if any such person refuses to waive any such rights or such shareholder approval is not obtained.  Within a reasonable period of time before taking such actions, the Company shall deliver to the Parent and Merger Sub for review and comment copies of any documents or agreements necessary to effect this Section 5.13, including, but not limited to, any shareholder consent form, disclosure statement, or waiver, and the Company shall consider in good faith all comments received from the Parent or Merger Sub on such documents and agreements.

Section 5.13    Termination of Certain Agreements.  At or prior to the Effective Time, the Company shall take all actions necessary to cause any tax sharing agreement to which the Company or any of the Subsidiaries is a party or any voting agreement, investor rights agreement, stockholders agreement, including the Fifth Amended and Restated Stockholders Agreement dated as of August 22, 2012 as thereafter amended, by and among the Company and certain

Holders, or similar agreements to which it is a party with any Stockholders or with respect to the Shares, and any management, advisory or consulting agreement with any Stockholder, to be terminated as of the Effective Time without any further liability or obligation on the part of the Company or any of its Subsidiaries.

Section 5.14    Company 401(k) Plan.  Prior to the Closing Date, the Company will take all actions and to do all things necessary, proper or advisable to freeze and terminate any “401(k)” plan sponsored by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plan”), with the actual effective date of such freeze and termination of the Company 401(k) Plan to be effective no later than immediately prior to the Closing.  Following the Closing, Company employees who were eligible to participate in the Company 401(k) Plan shall be eligible to participate in a defined contribution plan that is intended to be qualified under Section 401(a) of the Code and that contains a feature as described in Section 401(k) of the Code, and the Parent shall cause such qualified defined contribution plan to accept as rollovers any distributions made to such employees, including distributions of loans, that qualify as eligible rollover distributions as described in the Code and the terms of such qualified defined contribution plan.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1     General Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)    No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)   Approval of Holders.  The Company Holder Approval shall have been validly obtained under Delaware Law and the Constituent Documents.

(c)    HSR Act.  Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.

(d)    CFIUS Approval.  The CFIUS Approval shall have been obtained.

Section 6.2     Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)    Representations and Warranties.  The representations and warranties of the Parent and Merger Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date.

(b)    Performance of Obligations of the Parent and Merger Sub.  The Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)    Officer’s Certificate.  The Company shall have received from the Parent and Merger Sub a certificate signed by a duly authorized officer certifying as to the matters set forth in Sections 6.2(a) and (b).

(d)    Ancillary Agreements.  The Company shall have received an executed counterpart of each of the Ancillary Agreements, signed by the Parent and Merger Sub, as applicable.

Section 6.3     Conditions to Obligations of the Parent and Merger Sub.  The obligations of the Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Parent in its sole discretion:

(a)    Representations and Warranties.  (i) The Fundamental Representations of the Company shall be true and correct both when made and, for the purpose of determining whether this closing condition is satisfied, as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, and (ii) each other representation and warranty of the Company contained in this Agreement, the Disclosure Schedule or the certificate delivered pursuant Section 6.3(d) shall be true and correct both when made and, for the purpose of determining whether this closing condition is satisfied, as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except for any failure to be so true and correct as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)    Performance of Obligations of the Company.  The Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to which the Company is a party to be performed or complied with by it prior to or at the Closing.

(c)    No Material Adverse Effect.  There shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

(d)    Officer’s Certificate.  The Parent shall have received from the Company a certificate signed by a duly authorized officer certifying as to the matters set forth in Sections 6.3(a), (b) and (c).

(e)    Consents and Approvals.  All authorizations, consents, orders and approvals of all Governmental Authorities set forth on Section 6.3(e)(1) of the Disclosure Schedules and officials and all third party consents and estoppel certificates set forth on Section 6.3(e)(2) of the Disclosure Schedules shall have been received and shall be satisfactory in form and substance to the Parent in its reasonable discretion.

(f)    Ancillary Agreements.  The Parent shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Parent or Merger Sub.

(g)    Resignations.  The Parent shall have received letters of resignation from the directors of the Company and each of its Subsidiaries.

(h)    Debt Payoff Letters.  The Company shall have delivered to the Parent a payoff letter duly executed by each holder of Indebtedness for borrowed money, each in form and substance reasonably acceptable to the Parent, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries (and as of the Effective Time, the Surviving Corporation) arising under or related to the applicable Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Parent to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Indebtedness (including all notes) and all collateral securing the applicable Indebtedness (each such payoff letter, a “Debt Payoff Letter”).

(i)    Maximum Dissenting Shares.  Not more than 5% of the Shares of any class of Common Stock or Preferred Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

(j)    FIRPTA Certificate.  The Company shall have delivered to the Parent a certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code.

(k)    Employee Arrangements.  The Employment Arrangements with each of the Persons listed in Section 6.3(k) of the Disclosure Schedules shall be in full force and effect as of the Closing.

(l)    Termination of Certain Agreements.  The Parent shall have received evidence, in form and substance reasonably satisfactory to the Parent, of the termination of the Warrants and the agreements contemplated by Section 5.14.

ARTICLE VII
INDEMNIFICATION

Section 7.1    Survival of Representations and Warranties.  The representations and warranties of the Company, the Parent and Merger Sub contained in this Agreement and in the case of the Company, in the Disclosure Schedule or the certificate delivered pursuant to Section 6.3(d), and in the case of the Parent and Merger Sub, in the certificate delivered pursuant to Section 6.2(c) shall survive the Closing until the 18 month anniversary of the Closing Date; provided, however, that, (i) the representations and warranties set forth in Sections 3.1 and 4.1 (relating to organization), Sections 3.2 and 4.2 (relating to authority), Section 3.4 (relating to capitalization), and Sections 3.20 and 4.5 (relating to brokers fees) (Sections 3.1, 3.2, 3.4, 3.15, 3.20, 4.1, 4.2 and 4.5 are collectively referred to herein as the “Fundamental Representations”), shall survive until the earlier of (x) the sixth anniversary of the Closing Date and (y) the date that is 30 days after the expiration of the applicable statute of limitations, (ii) the representations and warranties set forth in Section 3.15 (relating to taxes), shall survive until the date that is 30 days after the expiration of the applicable statute of limitations, and (iii) any claim in respect of Fraud in this Agreement shall survive until the date that is 30 days after the expiration of the applicable statute of limitations for fraud.  The covenants and agreements of the parties hereunder shall survive in accordance with their respective terms.

Section 7.2       Indemnification by the Participating Securityholders.  The Participating Securityholders, jointly and severally by all of the Participating Securityholders to the extent of the Indemnity Escrow Fund, and severally but not jointly by the Participating Securityholders (according to their respective Pro Rata Percentages) thereafter, shall save, defend, indemnify and hold harmless the Parent, Merger Sub, the Surviving Corporation and their respective Affiliates, Representatives, successors and assigns from and against any and all losses, damages, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other costs and expenses incurred in investigating, preparing or defending the foregoing to the extent such fees, costs and expenses are incurred in connection with an indemnifiable Loss) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of or arising out of or relating to:

(a)    any breach of any representation or warranty made by the Company contained in this Agreement or any Ancillary Agreement;

(b)    any breach of any covenant or agreement by Company contained in this Agreement, any Ancillary Agreement or any schedule, certificate or document delivered hereto or thereto;

(c)    any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(d)    any Transaction Expenses or Indebtedness charged to the Parent, Merger Sub or the Surviving Corporation, the Company or any of their Affiliates, or for which any of the foregoing otherwise becomes liable, that shall have not been reflected in the Final Closing Statement;

(e)    any amounts that any Person is entitled to receive in connection with the Merger pursuant to the Constituent Documents, the Warrants, any written or oral agreement with the Company or any other Law in excess of the amount indicated on the Consideration Schedule (together with any amounts that may become payable pursuant to Section 2.13 or out of the Indemnity Escrow Fund, Adjustment Escrow Fund or Expense Fund) as the amount such Person is entitled to receive in connection with the Merger or due to any inaccuracy therein;

(f)    Taxes imposed on or in respect of the Company and its Subsidiaries (i) for Pre-Closing Tax Periods and (ii) in the case of any Straddle Period, for the portion of such Straddle Period ending on and including the Closing Date, as apportioned pursuant to Section 5.12(a);

(g)    any liabilities relating to any failure to properly classify employees under the Fair Labor Standards Act; and

(h)    Fraud in this Agreement.

Section 7.3     Indemnification by the Parent.  The Parent shall save, defend, indemnify and hold harmless the Securityholders and their respective Affiliates, Representatives, successors and assigns from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of or arising out of or relating to:

(a)    any breach of any representation or warranty made by the Parent or Merger Sub contained in this Agreement or any Ancillary Agreement;

(b)    any breach of any covenant or agreement by the Parent or Merger Sub contained in this Agreement, any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto; and

(c)    Fraud in this Agreement.

 Section 7.4      Procedures.

(a)    In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Securityholder Representative, on behalf of the Securityholders, or to the Parent, as applicable (the Securityholders collectively or Parent, as applicable, the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure.  For the avoidance of doubt, in each case where the Indemnified Party or the Indemnifying Party is, collectively, the Securityholders, all references to such Indemnified Party or Indemnifying Party, as the case may be, in this Section 7.4 shall be deemed (except for provisions relating to an obligation to make or a right to receive any payments) to refer to the Securityholder Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.

(b)    If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses (subject to the limitations set forth in this Agreement) that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right (except with respect to any Third Party Claim involving a customer or potential customer of the Indemnified Party or any of its Affiliates), upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof, and assert any claims, including counter claims, cross-claims and third-party claims, in connection therewith (and any award with respect thereto will reduce the Loss on a dollar for dollar basis), at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make claims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend any such Third Party Claim at the expense of the Indemnifying Party to the extent such Third Party Claim gives rise to indemnifiable Losses.  If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 7.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim and, in any such case, shall keep the Securityholder Representative reasonably informed of all material developments relating to such Third Party Claim.  Notwithstanding anything to the contrary in this Agreement, in the event that the defense of any Third Party Claim is conducted by the Indemnified Party in accordance with this Section 7.4(b), the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement or compromise of such Third Party Claim without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (C) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.

(c)    Subject to the limitations set forth herein, the indemnification required hereunder in respect of a Third Party Claim shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Indemnity Escrow Fund if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the Indemnity Escrow Fund if applicable) of the amount of Losses in connection therewith to the extent such Losses have been determined to be indemnifiable Losses hereunder pursuant to the terms hereof.

(d)    In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VII.  If the Indemnifying Party does not notify the Indemnified Party within 30 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand (which may be paid out of the Indemnity Escrow Fund to the extent of any amounts then held in the Indemnity Escrow Fund, if applicable).  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount (which may be paid out of the Indemnity Escrow Fund to the extent of any amounts then held in the Indemnity Escrow Fund, if applicable) promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

Section 7.5       Limits on Indemnification.

(a)    Notwithstanding anything to the contrary contained in this Agreement:

(i)    (A) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.2(a) or Section 7.3(a), as applicable, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party pursuant to Section 7.2(a) or Section 7.3(a), as applicable, equals or exceeds $1,012,500, in which case an Indemnifying Party shall be liable for all Losses from the first dollar thereof, and (B) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties arising out of or relating to the matters set forth Section 7.2(a) or Section 7.3(a), as applicable, shall be the Indemnity Escrow Amount; provided that the foregoing limitations shall not apply to the breach of any Fundamental Representation, any representation or warranty set forth in Section 3.15 (relating to taxes) or in respect of any claim for Fraud in this Agreement;

(ii)    the Parent, Merger Sub and the Surviving Corporation each agrees that its sole source of recovery with respect to claims for indemnification pursuant to Section 7.2(a) (other than with respect to the breach of any Fundamental Representation, any representation or warranty set forth in Section 3.15 (relating to taxes) or in respect of any claim for Fraud in this Agreement) shall be the amounts then remaining in the Indemnity Escrow Fund;

(iii)    the maximum aggregate amount of indemnifiable Losses which may be recovered from any Participating Securityholder under this Agreement shall be the portion of the Merger Consideration actually paid to such Person; and

(iv)    without limiting the rights set forth in Section 9.12, the indemnification provisions, procedures and limitations of this Agreement shall be the exclusive rights, remedies and procedures relating thereto available to any party with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or any Ancillary Agreement, including any claim for Fraud in this Agreement.

(b)   For purposes of calculating or determining the amount of indemnifiable Losses: (i) there shall be deducted from any Losses an amount equal to the amount of any proceeds actually received by any Indemnified Party from any third-party insurer or from any indemnity, contribution or other similar payment, in each case, in connection with the specific Losses (net of any deductibles, expenses, costs or increased premiums as a result of paying such insurance claims); and (ii) no Indemnified Party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Losses even though such Losses, or any other adjustment, may have resulted from the breach of more than one of the representations, warranties and covenants, or any other indemnity, in this Agreement.

Section 7.6     Remedies Not Affected by Investigation, Disclosure or Knowledge.  If the transactions contemplated hereby are consummated, the Parent expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to or knowledge of the Parent in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 7.7       Indemnity Escrow Fund.

(a)    The Parent hereby agrees that it shall first seek a remedy from the Indemnity Escrow Fund, to the extent of the amount then held in the Indemnity Escrow Fund, with respect to any indemnification claim asserted hereunder before seeking to recover any Losses directly from the Securityholders.

(b)    On the date that is 12 months after the Closing Date, the Parent and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent instructing it to release to the Participating Securityholders from the Indemnity Escrow Fund any amounts then-remaining therein in excess of $4,800,000, less the amount of any pending but unresolved claims that have been submitted by the Parent pursuant to this Article VII.  Upon the termination of the Indemnity Escrow Fund at the 18 month anniversary of the Closing Date pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Indemnity Escrow Fund to the Participating Securityholders.  Any amounts released to the Participating Securityholders shall be distributed as instructed by the Securityholder Representative in accordance with each Participating Securityholder’s respective Pro Rata Percentage.

Section 7.8      Treatment of Indemnity Payments.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes to the extent permitted by applicable Law.

ARTICLE VIII
TERMINATION

Section 8.1      Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of the Parent and the Company;

(b)    (i) by the Company, if the Parent or Merger Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Company or (ii) by the Parent, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Parent;

(c)    by either the Company or the Parent, if the Merger shall not have been consummated by the date that is 90 days after the date hereof (the “Outside Date”); provided that in the event all conditions in Article XI have been satisfied other than those set forth in either Section 6.1(c) and/or (d), the Outside Date shall be automatically extended for up to an additional 60 days or until such earlier time as the conditions set forth in both Section 6.1(c) and (d) have been satisfied; provided further that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the failure of the party so requesting termination to use its commercially reasonable efforts to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Merger to be consummated on or prior to such date;

(d)    by either the Company or the Parent, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(e)    by the Parent, if Written Consents sufficient to obtain the Company Holder Approval are not delivered to the Parent within 48 hours of the execution and delivery of this Agreement;  or

(f)     by the Parent if more than 5% of any class of Shares outstanding immediately prior to the Effective Time are Dissenting Shares. The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other party.

Section 8.2     Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.20 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.8 relating to confidentiality, Section 5.10 relating to public announcements, Section 9.1 relating to fees and expenses, Section 9.5 relating to notices, Section 9.8 relating to third-party beneficiaries, Section 9.9 relating to governing law, Section 9.10 relating to submission to jurisdiction and this Section 8.2, and (b) that nothing herein shall relieve either party from liability for any willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1     Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 9.2     Amendment and Modification.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing Date (notwithstanding any stockholder approval); provided, however, that after approval of the transactions contemplated hereby by the Holders of the Company, no amendment shall be made which pursuant to applicable Law requires further approval by such Holders without such further approval.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.3    Extension.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent permitted by applicable Law, extend the time for the performance of any of the obligations or other acts of the parties.  Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4     Waiver.  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.5     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)    if to the Parent, Merger Sub or the Surviving Corporation, to:

NICE Systems, Inc. c/o NICE-Systems Ltd.
22 Zarhin Street
P.O. Box 690
4310602 Ra’anana
Israel
Attention:  Yechiam Cohen
Email:  yechiam.cohen@nice.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention:  Barbara L. Becker
E-mail:  bbecker@gibsondunn.com

(ii)    if to the Company prior to the Effective Time, to:

Nexidia Inc.
3565 Piedmont Road, N.E.
Building Two, Suite 400
Atlanta, Georgia 30305
Attention:  John Willcutts, CEO
Email:  jwillcutts@nexidia.com

with a copy (which shall not constitute notice) to:

James-Bates-Brannan-Groover-LLP
3399 Peachtree Road, N.E., Suite 1700
Atlanta, Georgia 30326
Attention:  Chason L. Harrison
Email:  charrison@jamesbatesllp.com

(iii)    if to the Securityholder Representative, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Telephone: (303) 648-4085
Facsimile: (303) 623-0294

Section 9.6       Interpretation.  When a reference is made in this Agreement to a Section, Article, Annex, Exhibit or Schedule such reference shall be to a Section, Article, Annex, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.  Any agreement, instrument or Law defined herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, except as otherwise provided herein.

Section 9.7     Entire Agreement.  This Agreement (including the Exhibits, Annexes, Disclosure Schedules and other Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.8     No Third-Party Beneficiaries.  Except as provided in Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.9     Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.10    Submission to Jurisdiction.  Each of the parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any state or federal court sitting in the  State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11   Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Parent (in the case of an assignment by the Company) or the Company (in the case of an assignment by the Parent or Merger Sub), and any such assignment without such prior written consent shall be null and void; provided, however that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.12    Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.13   Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.14    Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.15    Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.16    Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.17    Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.18    No Presumption Against Drafting Party.  Each of the Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.19   Consent for the Securityholder Representative to use Company’s Law Firm.  Company, Parent, Merger Sub and Surviving Corporation acknowledge and agree that legal representation of the Company by James-Bates-Brannan-Groover-LLP (the “Firm”) shall automatically terminate at the Effective Time.  Subject to applicable Law and professional standard of conduct, Parent, Merger Sub, the Company and the Surviving Corporation each hereby consent to allow the Securityholder Representative, as the representative of the Securityholders, to use  the Firm exclusively in connection with any dispute arising out of, or interpretation of, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.  The Parent, Merger Sub, the Company and the Surviving Corporation recognize that the Firm has been and will be providing advice to the Securityholder Representative, the Company, the Securityholders, and their directors, officers, stockholders, investment bankers, accounting firm, and/or employees, and the Parent, Merger Sub, the Company, and the Surviving Corporation expressly waive any right to receive any communications, files, attorney notes, drafts or other documents directly and exclusively relating to the negotiation and interpretation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, whether written or electronic, including without limitation any communications between the Firm, the directors, officers, stockholders, investment bankers, accounting firm, and/or employees of the Company or any Securityholder prior to the Closing (collectively, the “Company Related Materials”); provided, however, that the Parent and Surviving Corporation do not waive the right to receive any Company Related Materials that any of them shall reasonably request in writing specifically in response to a Third Party Claim, and provided further, that such request shall only be for Company Related Materials reasonably related to the subject matter of such Third Party Claim and such Company Related Materials will be used solely in connection with such Third Party Claim.

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DocuSign Envelope ID: 91280C7F-E12A-4514-BCD4-BF942CBA5288

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NICE SYSTEMS, INC.

By:
Name: Barak Eilam
Title: CEO

By:
Name: Sarit Sagiv
Title: CFO

DIAG ACQUISITION CORP.

By:
Name: Tom Dziersk
Title: President, Nice America

By:
Name: Eran Porat
Title: VP Finance

NEXIDIA INC.

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

Signature Page to Agreement and Plan of Merger